Exhibit 10.1

$200,000,000 SENIOR SECURED REVOLVING

CREDIT AGREEMENT

Dated as of September 23, 2005

among

STROUD ENERGY, LTD. ,
as Borrower,

THE GUARANTORS AS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lead Arranger, Issuing Bank, Administrative Agent and a Bank,

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

and

THE OTHER FINANCIAL INSTITUTIONS AS PARTY HERETO

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.01		Certain Defined Terms
1.02		Other Interpretive Provisions
1.03		Accounting Principles

ARTICLE II THE CREDIT
2.01		Amounts and Terms of the Commitment
2.02		Conversion and Continuation Elections
2.03		Optional Prepayments
2.04		Borrowing Base Determinations, Mandatory Prepayments of Loans
	(a)	Scheduled Borrowing Base Determinations
	(b)	Bank’s Sole Discretion
	(c)	Mandatory Prepayments of Loans
	(d)	Special Borrowing Base Determination
2.05		Repayment
	(a)	The Loans
	(b)	Interest
2.06		Fees
	(a)	Agency and Other Fees
	(b)	Facility Fee
	(c)	Increase in Borrowing Base
	(d)	Commitment Fees
	(e)	Letter of Credit Fees
2.07		Computation of Fees and Interest
2.08		Payments by Borrower; Borrowings Pro Rata
2.09		Issuing the Letters of Credit
2.10		Payments by the Banks to Administrative Agent
2.11		Sharing of Payments, Etc.

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY
3.01		Taxes
3.02		Illegality
3.03		Increased Costs and Reduction of Return
3.04		Funding Losses
3.05		Inability to Determine Rates
3.06		Survival
3.07		Foreign Lenders, Participants, and Assignees
3.08		Withholding Tax

ARTICLE IV SECURITY
4.01		Agreement to Deliver Guarantees and Security Documents
4.02		Perfection and Protection of Security Interests and Liens
4.03		Offset
4.04		Letters in Lieu/Power of Attorney
4.05		Assignment of Runs

i

ARTICLE V CONDITIONS PRECEDENT
5.01		Conditions of Initial Loans
	(a)	Credit Agreement, Notes and Security Documents
	(b)	Resolutions; Incumbency; Organization Documents
	(c)	Certificates
	(d)	Payment of Fees
	(e)	Opinions of Counsel
	(f)	Title
	(g)	Environmental
	(h)	Operating Accounts
	(i)	Company Due Diligence
	(j)	Operating Agreements
	(k)	Contingent Liabilities
	(l)	Insurance Certificates
	(m)	Other Documents
5.02		Conditions to All Loans
	(a)	Notice
	(b)	Continuation of Representations and Warranties
	(c)	No Existing Default

ARTICLE VI REPRESENTATIONS AND WARRANTIES
6.01		Existence and Authority
6.02		Organizational Authorization; No Contravention
6.03		Governmental Authorization
6.04		Binding Effect
6.05		Litigation
6.06		No Default
6.07		ERISA
6.08		Margin Regulations
6.09		Title to Oil and Gas Properties
6.10		Oil and Gas Operations
6.11		Initial Reserve Report
6.12		Gas Imbalances
6.13		Taxes
6.14		Financial Condition
6.15		Environmental Matters
6.16		Regulated Entities
6.17		No Burdensome Restrictions
6.18		Copyrights, Patents, Trademarks and Licenses, etc.
6.19		Subsidiary, Affiliates and Ownership
6.20		Insurance
6.21		Full Disclosure
6.22		Solvency

ARTICLE VII AFFIRMATIVE COVENANTS
7.01		Financial Statements
7.02		Certificates; Other Production and Reserve Information
7.03		Notices
7.04		Preservation of Company Existence, Etc.

7.05		Maintenance of Mortgaged Properties
7.06		Insurance
7.07		Payment of Obligations
7.08		Compliance with Laws
7.09		Inspection of Property and Books and Records
7.10		Environmental Laws
7.11		Use of Proceeds
7.12		Further Assurances
7.14		Phase I Reports
7.15		ERISA Information and Compliance
7.16		Operating Accounts
7.17		Guarantees

ARTICLE VIII NEGATIVE COVENANTS
8.01		Limitation on Liens
8.02		Disposition of Assets
8.03		Consolidations and Mergers
8.04		Loans and Investments
8.05		Limitation on Indebtedness
8.06		Transactions with Affiliates
8.07		Margin Stock
8.08		Contingent Obligations
8.09		Restricted Distributions
8.10		Minimum Tangible Net Worth
8.11		Current Ratio
8.12		Minimum Interest Coverage Ratio
8.13		Change in Business
8.14		Accounting Changes
8.15		Derivative Contracts
8.16		ERISA Compliance

ARTICLE IX EVENTS OF DEFAULT
9.01		Event of Default
	(a)	Non-Payment
	(b)	Representation or Warranty
	(c)	Specific Defaults
	(d)	Other Defaults
	(e)	Guarantees
	(f)	Cross-Default
	(g)	Insolvency; Voluntary Proceedings
	(h)	Involuntary Proceedings
	(i)	Monetary Judgment
	(j)	Loss of Permit
	(k)	Adverse Change
	(l)	Change of Control/Change of Management
9.02		Remedies
9.03		Rights Not Exclusive

ARTICLE X. ADMINISTRATIVE AGENT

10.01		Appointment and Authorization
10.02		Delegation of Duties
10.03		Liability of Administrative Agent
10.04		Reliance by Administrative Agent
10.05		Notice of Default
10.06		Credit Decision
10.07		Indemnification
10.08		Administrative Agent in Individual Capacity
10.09		Successor Administrative Agent

ARTICLE XI. MISCELLANEOUS
11.01		Amendments and Waivers
11.02		Notices
11.03		No Waiver; Cumulative Remedies
11.04		Costs and Expenses
11.05		Indemnity
11.06		Payments Set Aside
11.07		Successors and Assigns
11.08		Assignments
11.09		Set-off
11.10		Interest
11.11		Automatic Debits of Fees
11.12		Collateral Matters; Derivative Contracts
11.13		USA Patriot Act Notice
11.14		Notification of Addresses, Lending Offices, Etc.
11.15		Counterparts
11.16		Severability
11.17		No Third Parties Benefited
11.18		GOVERNING LAW
11.19		ARBITRATION
	(a)	Arbitration
	(b)	Governing Rules
	(c)	No Waiver; Provisional Remedies, Self-Help and Foreclosure
	(d)	Arbitrator Qualifications and Powers; Awards
	(e)	Judicial Review
	(f)	Miscellaneous
11.20		Restatement of Prior Credit Agreement
11.21		Entire Agreement
11.22		NO ORAL AGREEMENTS

SCHEDULES

Schedule 2.01	Commitments and Pro Rata Shares
Schedule 4.01	Security Documents
Schedule 6.05	Litigation
Schedule 6.14	Material Adverse Effect
Schedule 8.05	Additional Permitted Indebtedness

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Conversion/Continuation
Exhibit D	Form of Letter-in-Lieu
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Acceptance Agreement
Exhibit G	Form of Pricing Grid Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Agreement”) is dated as of September 23, 2005, among STROUD ENERGY, LTD., a Texas limited partnership (formerly known as STROUD INVESTMENTS 2001, LTD., “Borrower”), STROUD OIL PROPERTIES, LP, a Delaware limited partnership (successor by merger to Stroud Oil Properties, Inc., “SOP”), STROUD ENERGY MANAGEMENT GP, LLC, a Texas limited liability company (formerly known as Stroud Energy Management, Ltd., “SEM”), STROUD ENERGY, INC., a Delaware corporation (“Parent”), STROUD ENERGY GP, LLC, a Delaware limited liability company (“SEGP”), STROUD ENERGY LP, LLC, a Delaware limited liability company (“SELP”; SOP, SEM, Parent, SEGP and SELP are collectively, the “Guarantors” and each a “Guarantor”), each of the banks which is or which may from time to time become a signatory hereto (individually, a “Bank” and collectively, the “Banks”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Lead Arranger, Issuing Bank (in such capacity, together with its successors in such capacity “Issuing Bank”) and Administrative Agent for the Banks (in such capacity, together with its successors in such capacity “Administrative Agent”) and JPMORGAN CHASE BANK, N.A., as syndication agent for the Banks (“Syndication Agent”).

RECITALS

WHEREAS, Borrower, certain Guarantors, Issuing Bank, Administrative Agent, and the Banks are party to that certain Senior Secured Revolving Credit Credit Agreement dated as of June 19, 2003, as amended by First Amendment to Senior Secured Revolving Credit Agreement effective July 2, 2003, and by Limited Waiver and Second Amendment to Senior Secured Revolving Credit Agreement effective January 12, 2004, and by Third Amendment to Senior Secured Revolving Credit Agreement effective March 31, 2004, and by Confirmation and Fourth Amendment to Senior Secured Revolving Credit Agreement effective October 30, 2004, and by Fifth Amendment to Senior Secured Revolving Credit Agreement dated as of July 27, 2005 (as amended, the “Prior Credit Agreement”);

WHEREAS, Borrower and Guarantors have requested that Administrative Agent and the Banks amend and restate the Prior Credit Agreement to reflect changes resulting from the Private Placement (defined herein);

WHEREAS, subject to the conditions precedent set forth herein, the Banks and Administrative Agent have agreed to amend and restate the Prior Credit Agreement;

NOW THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Guarantors, Issuing Bank, Administrative Agent and the Banks hereby agree that effective as of the Closing Date, the Prior Credit Agreement is and shall be amended and restated in its entirety on the terms and conditions set forth herein.

Borrower, Guarantors, Issuing Bank, Administrative Agent and the Banks hereby further agree effective as of the Closing Date as follows:

ARTICLE I.

DEFINITIONS

1.01        Certain Defined Terms. The following terms have the following meanings:

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the partnership interests or equity of any Person not a corporation which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person, or (c) a merger or consolidation or any other combination with another Person provided that Borrower is the surviving entity.

Administrative Agent means Wells Fargo Bank, in its capacity as Administrative Agent for the Banks hereunder or any successor thereto.

Administrative Agent’s Payment Office means the address for payments as Administrative Agent may from time to time specify.

Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. For Borrower, Affiliate shall include Parent, SEGP, SELP, SOP, SEM, and any Subsidiary thereof.

Agent-Related Persons as to the Administrative Agent, means Administrative Agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of Administrative Agent and its Affiliates.

Agreement means this Credit Agreement as same may be amended, restated, modified or renewed from time to time.

Applicable Margin means, with respect to LIBOR Loans and Base Rate Loans, the amounts set forth on the Pricing Grid.

Assignee has the meaning specified in Subsection 11.08(b).

Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, together with all disbursements of internal counsel.

Available Borrowing Base means, at the particular time in question, the Borrowing Base amount then in effect minus the Effective Amount at such time.

Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended, and regulations promulgated thereunder.

Bank means any financial institution a party hereto as having a Commitment, and its successors and assigns, and Banks shall mean all Banks.  References to “Banks” shall include Wells Fargo Bank, and such other lending institutions now a party or hereafter a party to this Agreement.

Base Rate means, for any day, the fluctuating rate of interest in effect for such day which rate per annum shall be equal to the higher of (i) the rate of interest as publicly announced from time to time by Administrative Agent as its “reference rate” (the “reference rate” is a rate set by Administrative Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate), or (ii) one-half of one percent (0.50%) per annum above the Federal Funds Rate in effect from time to time. Any change in the reference rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest based at the Base Rate.

Borrower shall have the meaning set forth in the introductory paragraph hereto.

Borrowing means a borrowing hereunder consisting of Loans of the same Interest Rate Type made to Borrower on the same day by any of the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

Borrowing Base means at the particular time in question, the amount provided for in Section 2.04 provided, however, in no event shall the Borrowing Base ever exceed the Maximum Loan Amount.

Borrowing Base Period means each six (6) month period commencing October 1, and April 1 of each year.

Borrowing Date means any date on which a Borrowing occurs under Section 2.01.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

Capital Lease means a lease or other agreement conveying the right to use real and/or personal Property, which obligations are required to be classified and accounted for as a capital lease under GAAP.

Cash Equivalents means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than three (3) months from the date of acquisition issued by any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); and (c) commercial paper of an issuer rated in one of the two highest rating categories of Standard and Poor’s Rating Service, a division of McGraw Hill, Inc., or Moody’s Investor Services, Inc. at the time of acquisition, and in either case having a tenor of not more than twelve (12) months.

Change of Control means any of the following: (a) any acquisition or acquisitions pursuant to which any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Voting Stock of Parent, (b) Parent is merged with or into or consolidated with another Person, (c) Parent, either individually or in connection with one or more of it’s Subsidiaries, sells, conveys, transfers or leases, or its Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of Parents and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including equity or partnership interests in its Subsidiaries, to any Person, or (d) the first day on which a majority of the individuals who constitute the board of directors of Parent are not Continuing Directors.

Closing means the date on which this Agreement is signed by Borrower, Guarantors, Administrative Agent and the Banks.

Closing Date means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Banks.

Code means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

Collateral means all Property of any kind which is subject to a Lien granted by Borrower or any Guarantor in favor of Administrative Agent for the benefit of the Banks or which under the terms of any Security Document is purported to be subject to such Lien.

Commitment means as to each Bank, such Bank’s Pro Rata Share of the lesser of the current Borrowing Base and the Maximum Loan Amount, as such Commitment may be terminated and/or reduced from time to time in accordance with the provisions hereof.

Compliance Certificate means a certificate substantially in the form of Exhibit ”E”.

Consolidated Interest Expense means, for any fiscal period, the aggregate amount of all costs, fees and expenses, including capital expenses, paid by the Parent and its Subsidiaries on a consolidated basis in such fiscal period, which are classified as interest expense on the Parent’s consolidated financial statements.

Consolidated Net Income means, for any period, the consolidated net income (or net loss) of Parent and its Subsidiaries for such period.

Consolidated Tangible Net Worth means, at any date, an amount equal to the Shareholders’ Equity less any intangible asset determined in accordance with GAAP, provided, there shall be excluded from the calculation of tangible net worth the effect of any non-cash ceiling test write down, provided, further, the non-cash mark-to-market value or liability of any Derivative Contracts pursuant to SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, shall be excluded from the calculation of Tangible Net Worth.

Contingent Obligation means, as to any Person without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) with respect to any Derivative Contract; or (d) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

Continuing Director means an individual who (a) is a member of the board of directors of the Parent and (b) was (i) a member of the board of directors of Parent at Closing, (ii) identified in the Preliminary Offering Memo as a person who was expected to become a director of the Parent, or (iii)  first nominated for election or elected to the Parent’s board of directors by a vote of at least two-thirds of the directors still in office who were Continuing Directors.

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

Conversion/Continuation Date means any date on which, under Section 2.02, Borrower (a) converts Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Loans of the same Interest Rate Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

Current Assets means, for any Person, all assets of such Person that, in accordance with GAAP, would be included as consolidated current assets on a balance sheet as of the date of calculation, provided that, for purposes of calculating Parent’s Current Assets to Current Liabilities, Available Borrowing Base under this Agreement shall be included as Current Assets, and any non-cash mark-to-market value of any Derivative Contracts pursuant to SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, shall be excluded from Current Assets.

Current Liabilities means, for any Person, all liabilities of such Person that, in accordance with GAAP, would be included as consolidated current liabilities on a balance sheet as of the date of calculation; provided that, for purposes of calculating Parent’s Current Ratio pursuant to Section 8.11, any non-cash obligations pursuant to SFAS No. 133 Accounting for Derivative Instruments an Hedging Activities, shall be excluded as Current Liabilities.

Default means any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

Default Rate shall have the meaning set forth in Section 2.05(b)(iii).

Derivative Contracts means all futures contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering Oil and Gas commodities or prices or financial, monetary or interest rate instruments.

Dispositions has the meaning specified in Section 8.02.

Dollars, dollars and $ each mean lawful money of the United States.

EBITDA means for any fiscal period, without duplication, (i) Consolidated Net Income of Parent, plus (ii) consolidated income taxes, plus (iii) consolidated depreciation, depletion, amortization and other non-cash items reducing Consolidated Net Income, plus (iv) Consolidated Interest Expense.

Effective Amount means on any date, the aggregate outstanding principal amount of all Borrowings after giving effect to any prepayments or repayments of Borrowings occurring on such date plus the LC Obligation, after giving effect to any reimbursement in respect thereof occurring on such date.

Eligible Assignee means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000.00; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000.00, provided that such bank is acting through a branch or agency located in the United States; and (iii) any other Person approved by Administrative Agent.

Environmental Claims means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

Environmental Laws means all material federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all material administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, and safety matters.

ERISA means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event means, with respect to the Borrower or any ERISA Affiliate (a) any event described in Section 4043(c) of ERISA with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower or any ERISA Affiliate from any Multiemployer Plan, (d) the termination of, the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (e) the institution of proceedings to terminate a Pension Plan or Multiemployer Plan by the PBGC, (f) the failure by the Borrower or any ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Pension Plan unless such failure is cured within thirty (30) days, (g) any other event or condition that might reasonably be expected to constitute ground under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA, (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA, (i) the loss of qualification or tax exempt status under the Code of any Pension Plan maintained, or contributed to by, or (j) the termination of a Pension Plan described in Section 4064 of ERISA.

Event of Default means any of the events or circumstances specified in Section 9.01.

Exchange Act means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the average as determined by Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of federal funds transactions in New York, New York selected by Administrative Agent.

FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), as modified by the requirements of applicable U.S. securities laws and the rules and pronouncements of the Securities and Exchange Commission and its staff, which are applicable to the circumstances as of the date of determination.

General Partner shall mean SEM, the general partner of Borrower, and its successors in such capacity.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantees means collectively the guarantees executed by each of the Guarantors guaranteeing Borrower’s Obligations in favor of Administrative Agent and the Banks as required under Section 7.16 hereof as same may be amended or ratified from time to time.

Guarantors means Parent, SEGP, SELP, SOP, SEM, and any direct or indirect Subsidiaries of Parent now or hereafter created.

Hazardous Substances means any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under Environmental Laws.

Highest Lawful Rate means, for each Bank, the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the interest charged on the portion of the loan owed to such Bank at such time to exceed the maximum amount which such Bank would be allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Documents. To the extent Texas law is applicable, the Banks hereby notify and disclose to Borrower that, for purposes of Texas Finance Code §303.001, as it may from time to time be amended, the “applicable ceiling” shall be the “weekly ceiling” from time to time in effect as limited by Texas Finance Code §303.009; provided, however, that to the extent permitted by applicable law, The Banks reserve the right to change the “applicable ceiling” from time to time by further notice and disclosure to Borrower.

Hydrocarbon Interests means leasehold and other interests in or under Oil and Gas leases, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Oil and Gas wherever located, including any beneficial, reserved or residual interest of whatever nature.

Indebtedness of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business on ordinary terms not more than 60 days past due); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all net obligations with respect to Derivative Contracts; (h) Contingent Obligations, (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

Indemnified Liabilities has the meaning specified in Section 11.05.

Indemnified Person has the meaning specified in Section 11.05.

Independent Auditor has the meaning specified in Subsection 7.01(a).

Initial Reserve Report has the meaning specified in Section 6.11.

Insolvency Proceeding means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

Intercompany Loan means a revolving loan from Borrower to Guarantors as evidenced by the Intercompany Note, which is to be used solely for activities related to or in furtherance of the Principal Business.

Intercompany Note means that certain promissory note of even date herewith executed by Guarantors in favor of Borrower in the maximum principal amount of $30,000,000.

Interest Coverage Ratio shall mean for the ratio of (i) EBITDA for a particular fiscal quarter to (ii) Interest Expense for such fiscal quarter computed as of the end of such fiscal quarter for the four fiscal quarter period then ended.

Interest Expense means, for any fiscal period, the aggregate amount of all costs, fees and expenses paid by the Parent, Borrower and the other Guarantors in such fiscal period which are classified as interest expense on the Parent’s consolidated financial statements all as determined in accordance with GAAP.

Interest Payment Date means (i) as to any Base Rate Loan, the last Business Day of each calendar quarter and (ii) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, the date that falls three (3) months after the beginning of such Interest Period, and the date that falls three (3) months after each Interest Payment Date thereafter for such Interest Period, is also an Interest Payment Date.

Interest Period means, as to any LIBOR Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as LIBOR Loan, and ending on the date one, two, three or six months thereafter as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that: (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (ii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period for any Loan shall extend beyond the Termination Date.

Interest Rate Type means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBOR forming the basis upon which interest is charged against such Loan hereunder.

Investment Company has the meaning specified in Section 6.16.

IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

Issue means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

Issuing Bank means Wells Fargo Bank.

LC Application means an application or agreement for a standby Letter of Credit in the current form promulgated by Issuing Bank with appropriate insertions or in such other form as shall be reasonably acceptable to Issuing Bank duly executed by Borrower pursuant to Section 2.09(a).

LC Collateral means any amounts held by Issuing Bank, as security for LC Obligations of Borrower.

LC Collateral Account means a blocked deposit account held by Issuing Bank.

LC Obligation means, at the time in question, the sum of the Matured LC Obligations plus the aggregate amount available under all Letters of Credit then outstanding.

LC Related Document means the Letters of Credit, LC Applications and any other document relating to any Letter of Credit including any of Issuing Bank’s standard form documents for Letter of Credit issuances.

Lending Office means, as to any bank, the office or offices of such Bank specified as its “Lending Office,” or such other office or offices as such Bank may from time to time notify Borrower and Administrative Agent.

Letter of Credit means any standby letter of credit issued by Issuing Bank pursuant to this Agreement and upon an LC Application.

Letter of Credit Fee means the annualized variable rate set forth on the Pricing Grid as the LIBOR Rate.

Letters in Lieu means the letters described under Section 4.04(a).

LIBOR means a per annum rate of interest (rounded upwards, if necessary, to the nearest .01%) equal to the quotient obtained by dividing (i) the rate at which Administrative Agent is offered deposits by major banks in dollars in the aggregate amount of the relevant Loans and for a period comparable to the applicable Interest Period in the London interbank market at approximately 11:00 a.m. (London time), two (2) Business Days prior to the beginning of the relevant Interest Period, by (ii) a percentage equal to 100% minus the average maximum rate of all reserve requirements relating to the LIBOR Rate Loans under regulations issued by the Board of Governors of the Federal Reserve System or any other Governmental Authority during such Interest Period (including, without limitation, any margin, emergency, supplemental, special or other reserves required by applicable Law) applicable to Administrative Agent. The determination and calculation of the LIBOR and each component thereof by Administrative Agent shall be conclusive and binding, absent manifest error.

LIBOR Rate Loan means a Loan that bears interest based on LIBOR plus the Applicable Margin.

Lien means with respect to any Property, any right or interest therein of a creditor to secure Indebtedness owed to such creditor or any other arrangement with such creditor which provides for the payment of such Indebtedness out of such Property or which allows such creditor to have such debt satisfied out of such Property prior to the general creditors of any owner thereof, including any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease on Oil and Gas Properties or the interest of a lessor under an operating lease.

Loan means an extension of credit by a Bank to Borrower under Article II.

Loan Documents means this Agreement, the Notes, any Letter of Credit Application, any Letter of Credit, the Guarantees, the Security Documents, any Derivative Contracts entered into between Borrower, any of the Banks, or any Affiliate of the Banks, and all other agreements, instruments, or documents delivered to Administrative Agent, Issuing Bank or any Bank in connection herewith.

Majority Banks means, at any time, the Banks (such Banks must include at least one Bank other than Administrative Agent) holding at least fifty percent (50%) of the sum of the Effective Amount or, if there is no Effective Amount, the Banks holding at least fifty percent (50%) of the sum of the Commitments of all of the Banks.

Margin Stock means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

Marketable Title means record title free and clear from reasonable doubt as to matters of law and fact such that a prudent operator of Oil and Gas Properties, advised of the facts and their legal significance, would willingly accept.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of Borrower or Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Borrower or Guarantors to perform under any Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower, its Subsidiaries or any Guarantor of any Loan Document.

Matured LC Obligation means the aggregate amount of payments theretofore made by Issuing Bank in respect to Letters of Credit and not theretofore reimbursed by Borrower to Issuing Bank or deemed Loans pursuant to Section 2.01(b).

Maximum Loan Amount means the amount of $200,000,000.

Monthly Status Report means a status report prepared by Borrower in form, scope and content acceptable to Administrative Agent, setting forth as of such month then ended (i) detailing production from the Mortgaged Properties, the volumes of Oil and Gas produced and saved, the volumes of Oil and Gas sold, gross revenue, net income, related leasehold operating expenses, severance taxes, other taxes, capital costs and any production imbalances or take or pay imbalances incurred during such period and (ii) such additional information with respect to any of the Mortgaged Properties as may be reasonably requested by Administrative Agent, including the names and addresses of current purchasers of production and copies of current division orders from such purchasers showing Borrower’s interest in the subject wells and Oil and Gas Properties.

Mortgages means the Mortgages, Deeds of Trust, Assignments of Production, Security Agreements and Financing Statements from Borrower, Guarantors, or Subsidiaries thereof, as applicable, in favor of Administrative Agent, for the ratable benefit of the Banks, dated as of the dates set forth on Schedule 4.01 together with all other such instruments now or hereafter executed and all supplements, assignments, amendments and restatements thereto (or any agreement in substitution therefore).

Mortgaged Properties means the Oil and Gas Properties described in the Mortgages as the same may be amended or supplemented from time to time, until released.

Multiemployer Plan means a “multiemployer plan,” within the meaning of Section 4001 (a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding seven (7) calendar years, has made, or been obligated to make, contributions.

Notes mean the promissory notes, whether one or more, specified in Section 2.01, substantially in the same form as Exhibit ”A,” including any amendments, modifications, renewals or replacements of such promissory notes.

Notice of Borrowing means a notice in substantially the form of Exhibit ”B.”

Notice of Continuation/Conversion means a notice in substantially the form of Exhibit ”C.”

Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by Borrower to any Bank (including obligations under any Derivative Contract by Borrower to any of the Banks or any of their Affiliates), Administrative Agent, Issuing Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

Oil and Gas means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other commercial substances produced or extracted in association therewith.

Oil and Gas Properties means Hydrocarbon Interests now owned or hereafter acquired by Borrower, Guarantors or Subsidiaries thereof and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all Property, real or personal, now owned or hereafter acquired by Borrower, Guarantors or Subsidiaries thereof and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all petroleum and/or natural gas wells, buildings, structures, field separators, processing plants, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by Borrower, Guarantors or Subsidiaries thereof.

Operating Agreements shall have the meaning set forth in Section 5.01(j).

Organization Documents means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of the shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation necessary in connection with the authorization of the foregoing documents or others in connection with the due organization of such corporation; for any limited liability company the articles of organization, certificate of authorization, operating agreement, organizational agreement, certificate of formation, regulations, certificates of qualification, joint resolutions of members (or any committee thereof) authorizing the foregoing; and for any partnership, the agreement of partnership and any certificates of such partnership or instrument relating to the rights of the partners of such partnership and all applicable resolutions of any corporate partners of such partnerships authorizing the foregoing.

Other Taxes means any present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

Parent has the meaning set forth in the introductory paragraph hereto.

Participant has the meaning set forth in Section 11.08(a).

Partners means the General Partner and the holders of the limited partnership interests.

Partnership Agreement shall mean Borrower’s Fourth Amended and Restated Agreement of Limited Partnership dated as of the Closing Date.

PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

Permitted Liens has the meaning set forth in Section 8.01.

Permitted Tax Distributions means such cash distributions as are necessary from time to time in order to pay amounts equal to cash payments due under federal, state and local consolidated income taxes payable by Parent and franchise, ad valorem and other taxes payable by Parent or the other Guarantors.

Person means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, that Borrower or any ERISA Affiliate sponsors, maintains or has an obligation to contribute to, or has maintained, contributed to or had an obligation to contribute to, at any time during the past seven (7) years.

Preliminary Offering Memo means that certain Preliminary Offering Memorandum of Parent, dated August 19, 2005 describing how Borrower and Guarantors (other than Parent) became owned directly or indirectly by Parent.

Pricing Grid means the annualized variable rates (stated in terms of basis points (“bps”) set forth below for the Applicable Margin, Commitment Fee and Letter of Credit Fee based upon the ratio of Effective Amount to the Borrowing Base as follows:

Effective Amount/	Applicable Margin
Borrowing Base amount	LIBOR Rate	Base Rate	Commitment Fee
> 90%	200.0 bps	50.0 bps	37.5 bps
> 75.0%; < 90.0%	175.0 bps	25.0 bps	37.5 bps
> 50.0%; < 75.0%	150.0 bps	0.0 bps	37.5 bps
< 50.0%	125.0 bps	0.0 bps	25.0 bps

The Pricing Grid for any date shall be determined by reference to the ratio of the daily average Effective Amount to the Borrowing Base over the fiscal quarter most recently ended and any change (x) shall become effective upon the delivery to the Administrative Agent of a Pricing Grid Certificate (in the form of Exhibit G hereto) of a Responsible Officer of General Partner (which certificate shall be delivered (A) simultaneously with the delivery of each Notice of Borrowing, Notice of Continuation/Conversion or a request for issuance of a Letter of Credit and (B) promptly after receipt of notice from Administrative Agent of any change in the amount of the Borrowing Base) and (y) shall apply to the Base Rate Loans outstanding on such delivery date or made on and after such delivery date.  Notwithstanding the foregoing, at any time during which Borrower has failed to deliver the Pricing Grid Certificate when due, the ratio of Effective Amount to the Borrowing Base shall be deemed, solely for the purposes of this definition, to be greater than 90% until such time as Borrower shall deliver such certificate.

Principal Business means the business of the exploration for, and development, acquisition, production, and upstream marketing of Oil and Gas.

Prior Partners means the partners in Borrower under the Prior Partnership Agreement.

Prior Partnership Agreement means Borrower’s Third Amended and Restated Agreement of Limited Partnership dated as of January 1, 2004, as amended by that certain First Amendment to Third Amended and Restated Agreement of Limited Partnership effective as of January 1, 2004.

Private Placement means the reorganization and other transactions substantially as described in the Preliminary Offering Memo.

Property means property of all kinds, real, personal or mixed, tangible or intangible (including without limitation, all rights thereto), whether owned or acquired on or after the date of this Agreement.

Pro Rata Share means, as to any Bank at any time, the percentage set forth opposite its name on Schedule 2.01 hereto.

Reportable Event means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which requirement under ERISA to provide notice to the PGBC has been waived by regulations.

Required Banks means, at any time, the Banks (such Banks must include at least one Bank other than Administrative Agent) holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Effective Amount or, if there is no Effective Amount, the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of the Commitments of all of the Banks.

Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

Reserve Report means a report, in form and substance satisfactory to Administrative Agent, prepared in a manner consistent with practices of reservoir engineers who prepare such reports for use in reserve-based lending transactions, which sets forth the present discounted value of the proven reserves attributable to the Mortgaged Properties.

Responsible Officer means the president or any vice president, treasurer, chief financial officer or chief accounting officer of Parent, SEGP, SELP, SOP or SEM, as appropriate.

Restricted Distributions has the same meaning set forth in Section 8.09.

Scheduled Borrowing Base Determination has the meaning specified in Subsection 2.04(a).

Security Documents means the Mortgages, assignments of production, collateral assignments, security agreements, pledges, assignments, Letters in Lieu and related financing statements set forth on Schedule 4.01 (as the same may be amended, supplemented or modified from time to time) together with any and all other instruments now or hereafter executed in connection with or as security for the payment of the Obligations.

SEGP has the meaning set forth in the introductory paragraph hereto.

SELP has the meaning set forth in the introductory paragraph hereto.

SEM has the meaning set forth in the introductory paragraph hereto.

Shareholder’s Equity means as to Parent, at any time, the sum of (a) the par value (or stated value on Parent’s books) of the capital stock of Parent, plus (b) the amount of the paid-in capital and consolidated retained earnings of Parent outstanding, in each case as such amounts which would be shown on their its consolidated balance sheet prepared as of such time in accordance with GAAP, but

(i) excluding all treasury stock, (ii) excluding all capital stock which is subscribed and unissued, (iii) excluding all amounts attributable to minority interests in any such subsidiaries,  and (iv) calculating the foregoing by treating as liabilities rather than equity all capital stock and other equity securities which Parent would be required to purchase, redeem or otherwise acquire prior to the Termination Date at the election of any holder thereof, upon the passage of time, or upon the occurrence of any contingency (other than the voluntary election of Parent to make such purchase, redemption or acquisition)

Solvent means, as to any Person at any time, that (a) the fair value of all of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of all of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

SOP has the meaning set forth in the introductory paragraph hereto.

Special Borrowing Base Determination has the meaning specified in Subsection 2.04(d).

Subsidiary means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Parent.

Surety Instruments means all Letters of Credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and Administrative Agent, any of the foregoing (including income taxes or franchise taxes) as are imposed on or measured by each Bank’s net income, gross receipts or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or Administrative Agent, as the case may be, is organized or maintains a Lending Office.

Termination Date means the earlier of (a) September 23, 2009, or (b) the date on which the Banks’ Commitments terminate in accordance with this Agreement.

Unfunded Pension Liability means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable Plan year.

United States and U.S. each means the United States of America.

Voting Stock means, with respect to any Person, securities of any class or classes of capital stock or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

Wells Fargo Bank means Wells Fargo Bank, National Association (successor-by-merger to Wells Fargo Bank Texas, N.A.), a national banking association, and any bank successor in interest thereto.

1.02        Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrower and the other parties and are the products of all parties. Accordingly, they shall not be construed against Borrower, the Banks or Administrative Agent merely because of Borrower’s, Banks’ or Administrative Agent’s involvement in their preparation.

1.03        Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

ARTICLE II.

THE CREDIT

2.01        Amounts and Terms of the Commitment.

(a)           Each Bank severally agrees, on the terms and conditions set forth herein, to make Loans to Borrower (each such loan, a “Loan”) during the period of time from and after the Closing Date up to the Termination Date, so long as (i) all Loans by each Bank do not exceed such Bank’s Pro Rata Share of the aggregate amount of Loans then requested from all Banks, and (ii) the aggregate amount of such Bank’s Loans and LC Obligation outstanding at any time does not exceed such Bank’s Pro Rata Share of the Borrowing Base determined as of the date on which the requested Loan is to be made.  The obligation of Borrower to repay to each Bank the aggregate amount of all Loans made by such Bank, together with interest accruing in connection therewith, shall be evidenced by a single promissory note

(herein called such Bank’s “Note”) made by Borrower payable to the order of such Bank in the form of Exhibit ”A” with appropriate insertions.  The amount of principal owing on any Bank’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Bank minus all payments of principal theretofore received by such Bank on such Note.  Interest on each Note shall accrue and be due and payable as provided herein. Borrower may borrow, repay and reborrow any amounts loaned hereunder. The obligation of Borrower to repay the aggregate amount of all Loans made by the Banks, together with interest accruing in connection therewith, shall be evidenced by the Notes.

(b)           Subject to the terms and conditions of Section 2.09 below and relying upon the representations and warranties herein set forth, Issuing Bank agrees to issue standby Letters of Credit upon the request of Borrower at any time and from time to time on and after the Closing Date and up to five (5) days prior to the Termination Date. No Letter of Credit will be issued in a face amount which, after giving effect to the issuance of such Letter of Credit, would cause either the LC Obligation to exceed $10,000,000 or the Effective Amount to exceed the Borrowing Base then in effect. If any Letter of Credit has been drawn upon and the amount so drawn has not been reimbursed, for all purposes hereof to the extent of the Available Borrowing Base then existing, such funding shall be deemed a Loan in an amount equal to the matured LC Obligations applicable thereto.

(c)           Each Borrowing (other than fundings of Letters of Credit deemed to be Loans under Section 2.01(b)) shall be made subject to the following procedures:

(i)            Each Borrowing of Loans shall be made upon Borrower’s irrevocable written notice delivered to Administrative Agent in the form of a Notice of Borrowing duly completed; which notice must be received by Administrative Agent prior to 11:00 a.m. (Dallas, Texas time) (i) three (3) Business Days prior to the requested Borrowing Date, in the case of LIBOR Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans.

(ii)           Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans equal to the lesser of (y) $500,000 or any multiple integrals of $100,000 in excess thereof or (z) the unadvanced portion of the Available Borrowing Base and (B) for LIBOR Rate Loans $2,500,000 or any multiple integrals of $100,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date will be less than $2,500,000, then Borrower may not request a LIBOR Rate Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Interest Rate Type of Loans comprising the Borrowing; and (iv) for LIBOR Rate Loans the duration of the Interest Period applicable to such Loans. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Rate Loans, such Interest Period shall be three (3) months.

(iii)          Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing, and such Notice of Borrowing shall not thereafter be revocable by Borrower.

(iv)          Provided the applicable conditions in Article 5 are met, each Bank will make the amount of its Pro Rata Share of each Borrowing available to Administrative Agent for the account of Borrower at Administrative Agent’s Payment Office by 12:30 p.m. (Dallas, Texas time) on the Borrowing Date requested by Borrower in funds immediately available to Administrative Agent.  The proceeds of all such Loans will then be made available to Borrower by Administrative Agent to Borrower’s operating account with Administrative Agent of like funds as received by Administrative Agent.

2.02        Conversion and Continuation Elections.

(a)           Prior to the Termination Date, Borrower may, upon irrevocable written notice to Administrative Agent in accordance with Subsection 2.02(b): (i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, that no more than five (5) LIBOR Loan tranches may exist at any one time and if at any time a LIBOR Loan in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to less than $2,000,000, such LIBOR Loan shall automatically convert into a Base Rate Loan.

(b)           Borrower shall deliver an irrevocable Notice of Conversion/Continuation to be received by Administrative Agent not later than 11:00 a.m. (Dallas, Texas time) at least (i) three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into LIBOR Loans; (ii) as of the last day of the applicable Interest Period, in the case of LIBOR Loans, to continue any such Loans having Interest Periods expiring on such day as LIBOR Loans of the same or different Interest Period; and (iii) one (1) Business Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or renewed; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to timely notify Administrative Agent of its selection for a new Interest Period to be applicable to LIBOR Loans, or if any Default or Event of Default then exists, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)           Administrative Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by Borrower, Administrative Agent will promptly notify each Bank of the details of any automatic conversion.  All conversions and continuations shall be made ratably according to the respective Bank’s Pro Rata Share of outstanding principal amounts of the Loans with respect to which the notice was given.

2.03        Optional Prepayments. Subject to Section 3.04, Borrower may, at any time or from time to time:

(a)           prepay Base Rate Loans upon irrevocable notice to Administrative Agent of not less than one (1) Business Day, in whole or in part, in minimum principal amounts of $100,000 or integral multiples thereof (unless the portion of the Effective Amount consisting of Base Rate Loans is less than $100,000, then such prepayments shall be equal to the then outstanding amount of Base Rate Loans); and

(b)           prepay LIBOR Loans upon irrevocable notice to Administrative Agent not less than three (3) Business Days, in whole or in part, in minimum principal amounts of $500,000 or integral multiples thereof.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Bank of its receipt of any such notice and of such Bank’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.  Except as provided herein there shall be no penalty or premium for such prepayment.

2.04        Borrowing Base Determinations, Mandatory Prepayments of Loans.

(a)           Scheduled Borrowing Base Determinations. At all times prior to the Termination Date the Effective Amount shall not exceed the Borrowing Base then in effect. The initial Borrowing Base hereunder shall be $70,000,000.  The Borrowing Base shall be redetermined by the Banks in their sole discretion for each Borrowing Base Period (each such determination a “Scheduled Borrowing Base Determination”) commencing October 1, 2005, and effective as of the date set forth in such notice of redetermination. The Borrowing Base shall represent the determination by the Banks, in accordance with the provisions herein contained and their lending practices then in effect for loans of this nature, of the loan collateral value assigned to the Mortgaged Properties and such other credit factors (including without limitation the assets, liabilities, cash flow, current Derivative Contracts, business, properties, prospects, management and ownership of Borrower) which Banks in their sole discretion deem significant. Upon each redetermination of the Borrowing Base, Administrative Agent shall recommend to the Banks a new Borrowing Base and the Banks in accordance with their customary policies and procedures for extending credit to Oil and Gas reserve-based customers shall (by unanimous agreement in the case of Borrowing Base increases and by agreement of the Required Banks in the case of Borrowing Base affirmations or decreases) establish the redetermined Borrowing Base.  If Borrower does not furnish the Reserve Reports or all such other information and data by the date required, the Banks may nonetheless determine a new Borrowing Base.

(b)           Banks’ Sole Discretion. The Banks shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise. Furthermore, Borrower acknowledges that the Banks have no obligation to increase the Borrowing Base and may reduce the Borrowing Base in accordance with Section 2.04(a), in either case, at any time or as a result of any circumstance and that any increase in the Borrowing Base is subject to the individual credit approval processes of each of the Banks which processes shall be conducted on a basis consistent with each such Bank’s credit standards and assumptions then in effect.

(c)           Mandatory Prepayments of Loans. If on any date the Effective Amount shall exceed the Borrowing Base, then Borrower shall, within thirty (30) days, exercise either one or a combination of the following: (i) prepay the amount by which the Effective Amount exceeds the Borrowing Base on such date; (ii) commence to prepay the amount necessary to reduce the Effective Amount to the Borrowing Base in five (5) equal consecutive monthly installments; or (iii) promptly pledge additional unencumbered assets of sufficient value and character (as determined by the Banks in their sole discretion) that when added to the Collateral will cause the Borrowing Base to equal or exceed the Effective Amount.

(d)           Special Borrowing Base Determination. In addition to Scheduled Borrowing Base Determinations pursuant to Subsection 2.04(a) the Banks and the Borrower each may request a special redetermination once during any Borrowing Base Period (“Special Borrowing Base Determination”). In the event Borrower requests a Special Borrowing Base Determination, Borrower shall deliver written notice of such request to the Administrative Agent with sufficient copies for each Bank which shall include: (i) Reserve Report(s) covering the Mortgaged Properties prepared by Borrower as of a date not more than thirty (30) calendar days prior to the date of such request, (ii) such other information as the Administrative Agent shall request, and (iii) the amount of the Borrowing Base requested by Borrower to become effective.  Likewise, in the event the Banks exercise their option for a

Special Borrowing Base Determination, upon written request and notification by Administrative Agent to Borrower, Borrower shall furnish the information described above within thirty (30) days of such request.  The Banks shall redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.04(a), which redetermined Borrowing Base shall then be the effective Borrowing Base until further redetermination.

2.05        Repayment.

(a)           The Loans. Borrower shall repay to Administrative Agent for the Banks’ respective Pro Rata Shares the Effective Amount (with the amount paid in respect of any undrawn Letters of Credit to be held as cash collateral by Administrative Agent in accordance with Section 2.09(f)) on or before the Termination Date, on which date all accrued unpaid interest and outstanding expenses hereunder or under the Loan Documents shall be due and payable in full.

(b)           Interest.

(i)            The Loans shall bear interest on the aggregate outstanding principal amount of all Borrowings thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.02, as the case may be, at a rate per annum equal to the lesser of (a) the Base Rate or LIBOR, as the case may be, plus the Applicable Margin, if applicable, or (b) the Highest Lawful Rate.

(ii)           Interest on each Loan shall be paid in arrears on each Interest Payment Date, and during the existence of any Event of Default under Section 9.01(a), (f) or (g) or upon acceleration of any or all of the Obligations, interest shall be paid on demand of Administrative Agent.

(iii)          Notwithstanding Subsection (b)(i) of this Section 2.05, while any Event of Default under Section 9.01(a), (g) or (h) exists or upon acceleration of the Obligations, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations then due and payable, at a rate per annum equal to the lesser of (x) the Highest Lawful Rate or (y) the Base Rate plus the Applicable Margin plus two percent (2%) (the “Default Rate”).

2.06        Fees.

(a)           Agency and Other Fees.  Borrower shall pay to Administrative Agent and its Affiliates such fees and other amounts as Borrower shall be required to pay to Administrative Agent and its Affiliates from time to time pursuant to any separate agreement between Borrower and Administrative Agent or any of its Affiliates setting forth the compensation to be paid to Administrative Agent and its Affiliates in consideration for providing services in connection with the credit facilities provided pursuant hereto.

(b)           Increase in Borrowing Base. Borrower shall pay to Administrative Agent, as a fee for the ratable account of the Banks, a fee for Borrowing Base increases resulting from redeterminations under Subsection 2.04 hereof, equal to one-quarter of one percent (0.25%) of each marginal increase over the previous maximum Borrowing Base. Any fee arising under this Subsection 2.06(b) is to be paid upon the effective date of the related Borrowing Base increase.

(c)           Commitment Fees. Borrower shall pay to Administrative Agent, for the ratable benefit of each Bank, an aggregate commitment fee calculated on the average daily amount of the Available Borrowing Base at a per annum rate equal to the amount set forth on the Pricing Grid. Such commitment fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of the last month of each quarter commencing on September 30, 2005, through the Termination Date, with the final payment to be made on the Termination Date; provided that, in connection with any reduction in the Borrowing Base or termination of Commitment, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to the following quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the Closing Date up to the Termination Date, including at any time during which one or more conditions in Section 5.02 are not met.

(d)           Letter of Credit Fees.  Borrower agrees to pay (i) to Issuing Bank, for the ratable account of the Banks, a fee for each Letter of Credit, to be paid quarterly in arrears following the Issuance of such Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof) in the amount equal to the greater of (x) $500.00 and (y) the product equal to the Letter of Credit Fee multiplied by the amount available under such Letter of Credit (such fee shall be deemed to be fully earned and owing upon the Issuance of such Letter of Credit, and no refund shall be due in the event such Letter of Credit is terminated prior to its expiry date), (ii) to the Issuing Bank for its account a fee for the issuance of each Letter of Credit (including the initial Issuance and any renewal, extension or increase in the amount thereof), at the Issuance of such Letter of Credit, in an amount equal to the greater of (x) $500.00 and (y) one-eighth of one percent (0.125%) multiplied by the aggregate amount available under each Letter of Credit (such fees shall be prorated for any period less than a full year but shall not be refunded in the event any such Letter of Credit is terminated prior to its expiry date) and (iii) Issuing Bank’s usual and customary fees for amendment to transfer of or negotiation of the terms of each Letter of Credit.  Administrative Agent shall pay to each Bank its Pro Rata Share of the Letter of Credit fees paid pursuant to Section 2.06(d)(i). Administrative Agent shall pay to Issuing Bank the Letter of Credit fees paid pursuant to Section 2.06(d)(ii) and (iii).

2.07        Computation of Fees and Interest.

(a)           All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed, except that interest on Base Rate Loans shall be computed on the basis of a 365/366-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof (including the first day but excluding such last day).

(b)           Each determination of an interest rate by Administrative Agent, except in case of manifest error, shall be final, conclusive and binding on the parties.

2.08        Payments by Borrower; Borrowings Pro Rata .

(a)           All payments to be made by Borrower shall be made without set-off, recoupment or counterclaim.  All payments by Borrower shall be made in immediately available funds to Administrative Agent at Administrative Agent’s Payment Office for the account of Administrative Agent or the Bank to whom such payment is owed, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (Dallas, Texas time) on the date specified herein. Except to the extent otherwise provided herein, (i) each payment by Borrower of fees payable to the Banks shall be made for the account of the Banks pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Loans shall be made for the account of the Banks pro rata in accordance with their respective outstanding principal amount of Loans, and (iii) each payment of interest on Loans shall be made for the account of the Banks pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Banks.

(b)           Administrative Agent will promptly distribute to each Bank its applicable share of such payment in like funds as received.  Any payment received by Administrative Agent later than 12:00 p.m. (Dallas, Texas time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.  When Administrative Agent collects or receives money on account of the Obligations or otherwise pursuant to the Security Documents if such money is insufficient to pay all such Obligations, such money shall be applied first to any reimbursements due Administrative Agent.

(c)           Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(d)           Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Banks that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent Borrower has not made such payment in full to Administrative Agent, each Bank shall repay to Administrative Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank at the Federal Funds Rate for the first three (3) days following demand by Administrative Agent and for each day thereafter until the date repaid at the Base Rate.

(e)           Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Banks pro rata in accordance with their respective Pro Rata Shares.

2.09        Issuing the Letters of Credit.

(a)           In order to effect the issuance of a Letter of Credit, Borrower shall submit a Borrowing Request and a LC Application in writing by telecopy to Issuing Bank not later than 1:00 p.m., Dallas, Texas time, three (3) Business Days before the requested date of issuance of such Letter of Credit. Each such Borrowing Request and LC Application shall be signed by Borrower, specify the Business Day on which such Letter of Credit is to be issued, the purpose for the requested Letter of Credit, specify the availability for Letters of Credit under the Available Borrowing Base and the $10,000,000 aggregate LC Obligation limitation as of the date of issuance of such Letter of Credit, the expiry date thereof which shall not be later than the earlier of (i) twelve (12) months from the date of issuance of such Letter of Credit and (ii) five (5) days prior to the Termination Date and be accompanied by a current Pricing Grid Certificate.

(b)           Upon satisfaction of the applicable terms and conditions set forth in Article V, Issuing Bank shall issue such Letter of Credit to the specified beneficiary not later than the close of business, Dallas, Texas time, on the date so specified. Issuing Bank shall provide Borrower and each Bank with a copy of each Letter of Credit so issued. Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) unless otherwise expressly agreed by Issuing Bank and Borrower at the time such Letter of Credit is issued, be subject to the rules of the “International Standby Practices 1998” or such later version as may be published by the Institute of International Banking Law and Practice (the “ISP 1998”) and shall, as to matters not governed by the ISP 1998, be governed by, and construed and interpreted in accordance with, the laws of the State of Texas.

(c)           Upon the issuance date of each Letter of Credit, Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from Issuing Bank, a participation, to the extent of such Bank’s Commitment Percentage, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under such Letter of Credit.  If requested by Issuing Bank, the other Banks will execute any other documents reasonably requested by Issuing Bank to evidence the purchase of such participation.

(d)           Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which Issuing Bank determines is in compliance with the conditions for payment thereunder, Issuing Bank shall promptly notify Borrower, and each Bank of the intended date of honor of such draft and Borrower hereby promises and agrees, at Borrower’s option, to either (i) pay to Issuing Bank, by 2:00 p.m., Dallas, Texas time, on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Loan pursuant to the provisions of Sections 2.01(a) and 2.02 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date is to be the date payment is due under the Letter of Credit as specified in Issuing Bank’s notice.  If Borrower fails timely to make such payment because a Loan cannot be made pursuant to Section 2.01(a) and/or Section 5.02, each Bank shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to Issuing Bank an amount equal to its Pro Rata Share of the presented draft on the day Issuing Bank is required to honor such draft.  If such amount is not in fact made available to Administrative Agent by such Bank on such date, such Bank shall pay to Issuing Bank, on demand made by Issuing Bank, in addition to such amount, interest thereon at the Federal Funds Rate for the first three (3) days following demand and thereafter until paid at the Base Rate.  Upon receipt by Administrative Agent from the Banks of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default) the full amount of such draft shall automatically and without any action by Borrower, be deemed to have been a Base Rate Loan as of the date of payment of such draft.  Nothing in this paragraph (d) or elsewhere in this Agreement shall diminish Borrower’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse Issuing Bank for payment of, any draft presented to, and duly honored by, Issuing Bank under any Letter of Credit, and the automatic funding of a Loan as in this paragraph provided shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as in this paragraph agreed.

(e)           In order to induce the issuance of Letters of Credit by Issuing Bank and the purchase of participations therein by the other Banks, Borrower agrees with Issuing Bank and the other Banks that neither Administrative Agent nor any Bank (including the Issuing Bank) shall be responsible or liable (except as provided in the following sentence) for, and Borrower’s unconditional obligation to reimburse Issuing Bank for amounts paid by Issuing Bank, as provided in Subsection 2.09(d) above, on account of drafts so honored under the Letters of Credit shall not be affected by any circumstance, act or omission whatsoever (whether or not known to Administrative Agent or any Bank (including the Issuing Bank) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the Issuing Bank.  Borrower agrees that any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit or any related draft, document or Property shall be binding on Borrower and shall not put the Issuing Bank under any resulting liability to Borrower, unless such action or omission is the result of the gross negligence or willful misconduct of the Issuing Bank.  Borrower hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit. Issuing Bank agrees promptly to notify Borrower whenever a draft is presented under any Letter of Credit, but failure to so notify Borrower shall not in any way affect Borrower’s obligations hereunder.  Subject to Section 3.03, if while any Letter of Credit is outstanding, any law, executive order or regulation is enforced, adopted or interpreted by any public body, governmental agency or court of competent jurisdiction so as to affect any of Borrower’s obligations or the compensation to Issuing Bank in respect of the Letters of Credit or the cost to Issuing Bank of establishing and/or maintaining the Letters of Credit (or any participation therein), Issuing Bank shall promptly notify Borrower thereof in writing and within ten (10) Business Days after receipt by Borrower of Issuing Bank’s request (through Administrative Agent) for reimbursement or indemnification or within thirty (30) days after receipt of a notice in respect of Taxes or Other Taxes, Borrower shall reimburse or indemnify Issuing Bank, as the case may be, with respect thereto so that Issuing Bank shall be in the same position as if there had been no such enforcement, adoption or interpretation.  The foregoing agreement of Borrower to reimburse or indemnify the Issuing Bank shall apply in (but shall not be limited to) the following situations:  an imposition of or change in reserve, capital maintenance or other similar requirements or in excise or similar taxes or monetary restraints, except a change in franchise taxes imposed on Issuing Bank or in tax on the net income of Issuing Bank.

(f)            In the event that any provision of a Letter of Credit Application is inconsistent with, or in conflict of, any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(g)           If the Obligations, or any part thereof, are declared or otherwise become immediately due and payable pursuant to Article IX of this Agreement, then all LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and Borrower shall be obligated to pay to Administrative Agent immediately an amount equal to the LC Obligations.  All amounts made due and payable by Borrower under this Section 2.09(g) may be applied as Issuing Bank elects to any of the various LC Obligations; provided, however, that such amounts applied by Issuing Bank to the LC Obligations shall be (a) first applied to the Matured LC Obligations, and (b) second held by Issuing Bank as LC Collateral in the LC Collateral Account until all remaining Obligations have been satisfied.  This Section 2.09(g) shall not limit or impair any rights which Administrative Agent, the Issuing Bank or any of the Banks may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including without limitation, any LC Application.  Borrower hereby grants a security interest in and lien on the LC Collateral Account to Administrative Agent for and on behalf of the Issuing Bank and the Banks as security for the Obligations.  Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure such security interest.

2.10        Payments by the Banks to Administrative Agent.

(a)           Unless Administrative Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Bank’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Bank has made such amount available to Administrative Agent in immediately available funds on the Borrowing Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent any Bank shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to Administrative Agent, together with interest at the Federal Funds Rate for the first three (3) days during such period and thereafter at the Base Rate.  A notice of Administrative Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Administrative Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the Borrowing Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)           The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

2.11        Sharing of Payments, Etc.   If any Bank shall obtain on account of the Obligations made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Bank was entitled to receive pursuant to the terms hereof, such Bank shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment according to the terms hereof; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by Borrower to each Bank or Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, Borrower shall pay all Other Taxes. However, Borrower may delay paying or discharging any Other Taxes so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserve therefor.

(b)           Borrower agrees to indemnify and hold harmless each Bank and Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by each Bank and Administrative Agent to the extent such Bank or Administrative Agent has provided Borrower with five (5) Business Days’ notice of its intent to pay or discharge same and any liability (including penalties, interest, additions to tax and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted (except to the extent of Other Taxes contested by Borrower provided in Subsection 3.01(a) above). Payment under this indemnification shall be made within thirty (30) days after the date the Bank or Administrative Agent makes written demand therefor.

(c)           If Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) Borrower shall make such deductions and withholdings; (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and (iv) Borrower shall also pay to each Bank or Administrative Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield Bank would have received if such Taxes or Other Taxes had not been imposed.

(d)           Upon request of Administrative Agent, Borrower shall furnish Administrative Agent the original or a certified copy of a receipt evidencing payment by Borrower of Taxes or Other Taxes under subsection (c) of this Section, or other evidence of payment satisfactory to Administrative Agent.

(e)           If Borrower is required to pay additional amounts to any Bank or Administrative Agent pursuant to subsection (c) of this Section, then upon written request of Borrower such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrower which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

3.02        Illegality.

(a)           If any Bank reasonably determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make LIBOR Loans, then, on notice thereof by the Bank to Borrower through Administrative Agent, any obligation of that Bank to make LIBOR Loans shall be suspended until such Bank notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist (which the Bank agrees to do promptly thereafter).

(b)           If any Bank reasonably determines that it is unlawful to maintain any LIBOR Loan, such Loan will automatically convert into a Base Rate Loan either on the last day of the Interest

Period thereof, if such Bank may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such LIBOR Loan.

(c)           If the obligation of any Bank to make or maintain LIBOR Loans has been so terminated or suspended, all Loans which would otherwise be made by such Bank as LIBOR Loans shall be instead Base Rate Loans.

(d)           Before giving any notice to Administrative Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its LIBOR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

3.03        Increased Costs and Reduction of Return.

(a)           If any Bank determines that, due to either (i) the introduction of any new law or regulation or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the actual cost to such Bank of agreeing to make or making, funding or maintaining any LIBOR Loans, then Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to Administrative Agent), pay to Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b)           If any Bank reasonably shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any such Capital Adequacy Regulation, affects the amount of capital required to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to such Bank’s capital adequacy) reasonably determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Bank to Borrower through Administrative Agent, Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

3.04        Funding Losses. Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may actually sustain or incur as a consequence of: (a) the failure of Borrower to make on a timely basis any payment of principal of any LIBOR Loan; (b) the failure of Borrower to borrow, continue or convert a Loan after Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of Borrower to make any prepayment in accordance with any notice delivered under Section 2.03; (d) the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 3.02 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by Borrower to the Banks under this Section and under Section 3.03, each LIBOR Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

3.05        Inability to Determine Rates. If any Bank determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR applicable for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Bank of funding such Loan, Administrative Agent will promptly so notify Borrower. Thereafter, the obligation of such Bank to make, maintain or convert Loans into LIBOR Rate Loans hereunder shall be suspended until Administrative Agent upon the instruction of the Banks revokes such notice in writing and each LIBOR Rate Loan that has been affected will automatically, on the last day of the then-existing Interest Period therefor, convert into a Base Rate Loan. Upon receipt of such notice, Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If Borrower does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by Borrower, in the amount specified in the applicable notice submitted by Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBOR Loans. If any of the Banks notify Borrower through Administrative Agent of any event occurring after the date hereof that will entitle such Bank to compensation pursuant to Section 3.01 or 3.03 or if any of the Banks shall notify the Borrower through Administrative Agent of any event as to illegality under Section 3.02, then such Bank shall designate a different Lending Office for the Loans affected by such event if such designation will, as the case may be, avoid the need for, or reduce the amount of, such compensation or avoid such illegality and will not, in the sole opinion of the Bank, be disadvantageous to the Bank.

3.06        Survival. The agreements and obligations of Borrower in this Article III shall survive the payment of all other Obligations.

3.07        Foreign Lenders, Participants, and Assignees.  Each Bank, Participant (by accepting a participation interest under this Agreement), and Assignee (by executing an Assignment and Assumption Agreement) that is not organized under the laws of the United States of America or one of its states (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligations, and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of either U.S. Internal Revenue Service Form 4224, Form 1001, Form W-8, or other form acceptable to Administrative Agent that entitles it to exemption from U. S. Federal withholding Tax on all interest payments under the Loan Documents, and (b) covenants to (i) provide Administrative Agent and Borrower a new Form 4244, Form 1001, Form W-8, or other form acceptable to Administrative Agent upon the expiration or obsolescense of any previously delivered form according to applicable laws and regulations, duly executed and completed by it, and (ii) comply from time to time with all applicable laws and regulations with regard to the withholding Tax exemption.  If any of the foregoing is not true or the applicable forms are not provided, then Borrower and Administrative Agent (but without duplication) may deduct and withhold from interest payments under the Loan Documents any United States Federal-Income Tax at the maximum rate under the Code.

3.08        Withholding Tax

(a)           If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under

Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of Administrative Agent, to deliver to Administrative Agent:

(i)            if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)           if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii)          such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)           If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Bank, such Bank agrees to notify Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Bank.  To the extent of such percentage amount, Administrative Agent will treat such Bank’s IRS Form 1001 as no longer valid.

(c)           If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)           If any Bank is entitled to a reduction in the applicable withholding tax, Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs).  The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

ARTICLE IV.

SECURITY

4.01        Agreement to Deliver Guarantees and Security Documents. At Closing, Borrower shall execute, and shall cause the Guarantors, as applicable, to execute, such Guarantees, Mortgages, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of guaranteeing Borrower’s Obligations and granting and perfecting first and prior liens or security interests (subject to any Permitted Liens) in the Mortgaged Properties and other Collateral described therein. Borrower shall and shall cause Guarantors to enter into such Mortgages and amendments and supplements thereto from time to time covering all of the Oil and Gas Properties now owned or acquired on or after Closing.

4.02        Perfection and Protection of Security Interests and Liens. Borrower will, and will cause Guarantors, as applicable, from time to time deliver to Administrative Agent such additional Guarantees, Mortgages, letters of credit, financing statements, amendments, assignment and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower and Guarantors, as applicable, in form and substance satisfactory to Administrative Agent, which the Banks request for the purpose of perfecting, confirming, or protecting any Liens or other rights in the Collateral securing any Obligations.

4.03        Offset. To secure the repayment of the Obligations, Borrower hereby grants Administrative Agent and each Bank a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of Administrative Agent at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other Property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to Administrative Agent or any Bank from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with Administrative Agent or any Bank, including certificates of deposit. Upon the occurrence of any Default, Administrative Agent or any Bank is hereby authorized to foreclose upon and apply, at any time and from time to time, without notice to Borrower to the extent permitted by law, any and all items hereinabove referred to against the Obligations then due and payable.

4.04        Letters in Lieu/Power of Attorney.

(a)           In connection with the rights of Administrative Agent under Section 4.05 below, Borrower shall provide to Administrative Agent undated letters, in form of Exhibit D attached hereto, from Borrower in blank to each purchaser of production and disburser of proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to Administrative Agent for the ratable benefit of the Banks.

(b)           Borrower hereby designates Administrative Agent as its agent and attorney-in-fact, to act in their name, place, and stead for the purpose of completing and delivering any and all of the letters in lieu of transfer orders delivered by Borrower to Administrative Agent, including, without limitation, completing any blanks contained in such letter and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that Administrative Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interest of Administrative Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on Administrative Agent by this appointment are solely to protect the interests of Administrative Agent and each of the Banks under the Loan Documents and shall not impose any duty upon Administrative Agent to exercise any such powers. Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

4.05        Assignment of Runs. Notwithstanding that, under the Mortgages, Borrower or a Guarantor, as applicable, has assigned to Administrative Agent for the ratable benefit of the Banks all of the proceeds of runs accruing to the Mortgaged Properties covered thereby:

(a)           Until such time as Administrative Agent shall notify Borrower or Guarantor, as applicable, to the contrary, Borrower or Guarantor, as applicable, shall be entitled to receive from the purchasers or disbursers of production all such proceeds of runs, subject however to the liens created under the Mortgages, which liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of a Default or such other time as Administrative Agent shall in its discretion so elect, Administrative Agent may deliver to the addressees the letters-in-lieu described in Section 4.04 above and may exercise all rights and remedies granted under the Mortgages, including the right to obtain possession of all proceeds of runs then held by Borrower or Guarantor, as applicable, or to receive directly from the purchaser or disburser of production all other proceeds of runs.

(b)           In no case shall any failure, whether purposed or inadvertent, by Administrative Agent to collect directly any such proceeds of runs constitute in any way a waiver, remission or release of any of its rights under the Mortgages, nor shall any release of any other proceeds of runs or of any rights of Administrative Agent to collect other proceeds of runs thereafter.

(c)           Borrower or Guarantor, as applicable, will upon the instruction of Administrative Agent join with Administrative Agent in notifying in writing and accompanied (if necessary) by certified copies of the Mortgages the purchasers or disbursers of production produced from the Mortgaged Properties of the existence of the Mortgages, and instructing that all proceeds of runs be paid directly to Administrative Agent for the ratable benefit of the Banks.

ARTICLE V.

CONDITIONS PRECEDENT

5.01        Conditions of Initial Loan.  The effectiveness of this Agreement and the obligation of each Bank and Administrative Agent to amend and restate the Prior Credit Agreement, to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder, are subject to the condition that Administrative Agent shall have received all of the following, in form and substance satisfactory to Administrative Agent and each Bank, and in sufficient copies for each Bank:

(a)           Credit Agreement, Notes and Security Documents. This Agreement, the Notes, the Guarantees and the Security Documents executed by each party thereto and, where appropriate, properly acknowledged and notarized.

(b)           Resolutions; Incumbency; Organization Documents.  (i) Copies of resolutions of SEM, individually and in its capacity as the general partner of Borrower, authorizing the transactions contemplated hereby, certified as of Closing by a Responsible Officer of SEM; (ii) Certificate of an officer of SEM certifying the names and true signatures of the officers or such Persons authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guarantees and all other Loan Documents to be delivered by SEM and Borrower hereunder; (iii) Copies of resolutions of SEGP, individually and in its capacity as the general partner of SOP, authorizing the transactions contemplated hereby, certified as of Closing by a Responsible Officer of SEGP; (iv) Certificate of an officer of SEGP certifying the names and true signatures of the officers or such Persons authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guarantees and all other Loan Documents to be delivered by SEGP and SOP hereunder; (v) Copies of resolutions of Parent authorizing the transactions contemplated hereby, certified as of Closing by a Responsible Officer of Parent; (vi)  Certificate of an officer of Parent certifying the names and true signatures of the officers or such Persons authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guarantees and all other Loan Documents to be delivered by Parent hereunder; (vii) Copies of resolutions of SELP authorizing the transactions contemplated hereby, certified as of Closing by a Responsible Officer of SELP; (viii)  Certificate of an officer of SELP certifying the names and true signatures of the officers or such Persons authorized to execute, deliver and perform, as applicable, this Agreement, the Notes, the Guarantees and all other Loan Documents to be delivered by SELP hereunder; and (ix) the Organization Documents of Borrower and Guarantors as in effect on the Closing Date.

(c)           Certificates. A current certificate for Borrower (i) from its state of formation, evidencing its proper registration as a limited partnership, and (ii) from each state wherein such Person is qualified under the laws of such jurisdiction wherein its ownership, lease or operation of Borrower’s Property or the conduct of its business requires such registration or qualification and where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.  A current certificate for each Guarantor (i) from its state of formation, evidencing its proper registration as a limited partnership, limited liability company or corporation, as applicable, and (ii) from each state wherein such Person is qualified under the laws of such jurisdiction wherein its ownership, lease or operation of Property or the conduct of its business requires such registration or qualification and where the failure to be so qualified would reasonably be expected to result in a Material Adverse Effect

(d)           Payment of Fees. Payment by Borrower of all accrued and unpaid fees, costs and expenses owed pursuant to this Agreement including (i) any fees payable to Administrative Agent payable on the Closing Date, (ii) fees for Administrative Agent’s counsel, Haynes and Boone, LLP and any other costs, fees and expenses due under Section 11.04 and for which Borrower has received an invoice as of the Closing Date and (iii) fees and expenses associated with the filing of the Security Documents.

(e)           Intercompany Note.  A copy of the Intercompany Note duly executed by Guarantors, in form and substance acceptable to Lenders.

(f)            Opinions of Counsel. An opinion of counsel for Borrower and Guarantors, as to matters described in Sections 6.01, 6.02, 6.03, 6.04 and 6.16, in the form satisfactory to Administrative Agent dated as of the Closing Date.

(g)           Title. Borrower shall have evidence of Marketable Title, on at least 80% of the net present value of the Mortgaged Properties subject to no other liens, other than Permitted Liens, as evidenced by opinions of title or other title information reasonably satisfactory to Administrative Agent.

(h)           Environmental. Borrower shall provide an Environmental Phase I Report, in form and scope satisfactory to Administrative Agent covering the Mortgaged Properties.  Administrative Agent shall be satisfied with the physical condition of the Oil and Gas Properties and Borrower’s compliance with Environmental Laws.

(i)            Operating Accounts.  Borrower shall have established with Administrative Agent all of its primary deposit and disbursement accounts.

(j)            Company Due Diligence. Due diligence review satisfactory to Administrative Agent including, but not limited to, review of and satisfaction with Borrower’s and Guarantors’, legal structure and formation documents.

(k)           Operating Agreements. Administrative Agent shall be satisfied with the terms of Borrower’s existing and proposed material operating, management, processing, transportation, marketing and other agreements applicable to the Mortgaged Properties (collectively herein, the “Operating Agreements”).

(l)            Contingent Liabilities. Review satisfactory to Administrative Agent of Borrower’s Contingent Liabilities, if any.

(m)          Insurance Certificates. Borrower shall provide to Administrative Agent, insurance certificates in form and substance reasonably satisfactory to Administrative Agent, from Borrower’s insurance carriers reflecting the current insurance policies required under Section 7.06 including any necessary endorsements to reflect Administrative Agent as “loss payee” or “additional insured,” as applicable, for the ratable benefit of the Banks.

(n)           Other Documents. Such other approvals, opinions, documents or materials as Administrative Agent may request.

5.02        Conditions to All Loans. The obligation of each Bank to make any Loan (including the initial Loan) or to continue or convert any Loan under Section 2.02 (other than automatic conversions from LIBOR Rate Loans to Base Rate Loans under Section 2.02(c)) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date (except that clause (a) below will not apply to Loans made pursuant to Section 2.09(c));

(a)           Notice. Administrative Agent shall have received a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable;

(b)           Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date (except to the extent such representations and warranties expressly refer to an earlier or other date, in which case they shall be true and correct as of such earlier or other date); and

(c)           No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each of the Banks that:

6.01        Existence and Authority. Each of Borrower and Guarantors (i) is a limited partnership, limited liability company or corporation, respectively, duly formed and validly existing under the laws of their state of incorporation or formation; (ii) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents; (iii) is duly registered as a foreign limited partnership, limited liability company or corporation, respectively, and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (iv) is in compliance in all material respects with all Requirements of Law.

6.02        Organizational Authorization; No Contravention. The execution, delivery and performance by Borrower and Guarantors of this Agreement and each other Loan Document to which such Person is a party, have been duly authorized by all necessary corporate, company, and partnership action, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (c) violate any Requirement of Law.

6.03        Governmental Authorization. Except for recordations and filings relating to the Security Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower and Guarantors of this Agreement or any other Loan Document to which it is a party.

6.04        Binding Effect. This Agreement and each other Loan Document to which Borrower or Guarantors are a party constitute the legal, valid and binding obligations of such Person to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05        Litigation. Except as set forth on Schedule 6.05 hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against Borrower or Guarantors, or any of their respective Properties or Limited Partners which: (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or (ii) if determined adversely to Borrower or Guarantors, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06        No Default. No Default or Event of Default exists or would be reasonably expected to result from the incurring of any of the Obligations by Borrower. As of the Closing Date, except as set forth on Schedule 6.05 hereto, neither Borrower nor Guarantors are in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Subsection 9.01(f).

6.07        ERISA.

(a)           Borrower has complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which could result in imposition on Borrower (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)           No liability to the PBGC (other than for the payment of current premiums which are not past due) by Borrower has been or is expected by Borrower to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)           Full payment when due has been made of all amounts which Borrower is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)            The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of each Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)           Borrower does not sponsor, maintain or contribute to an employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by Borrower in its sole discretion at any time without any material liability.

(h)           Borrower does not sponsor, maintain or contribute to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i)            Borrower is not required to provide security under section 401 (a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

6.08        Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.11. Neither Borrower nor Guarantors are generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09        Title to Oil and Gas Properties. Borrower has good and Marketable Title to its Oil and Gas Properties, subject to the Permitted Liens, and has good title to all other Property which is necessary or used in the ordinary conduct of its business. No consents or rights of first refusal exist or remain outstanding with respect to Borrower’s interests in its Oil and Gas Properties pursuant to Borrower’s acquisition thereof.

6.10        Oil and Gas Operations. The Oil and Gas attributable to the Oil and Gas Properties will be produced and marketed in accordance with all applicable laws and regulations. The Hydrocarbon Interests and Operating Agreements attributable to the Oil and Gas Properties are in force and effect in accordance with their terms, and Borrower shall comply with all material terms thereof during the term of this Agreement.

6.11        Initial Reserve Report. Borrower has heretofore delivered to Administrative Agent true and complete copies of reports prepared by Cawley, Gillespie & Associates dated as of December 31, 2004, and DeGolyer and MacNaughton dated as of December 31, 2004, (collectively, the “Initial Reserve Report”) relating to an evaluation of the Oil and Gas attributable to the Oil and Gas Properties described therein. To the knowledge of Borrower, (i) the assumptions stated or used in the preparation of the Initial Reserve Report were reasonable as of such date, (ii) all information furnished by Borrower to Cawley, Gillespie & Associates taken as a whole, for use in the preparation of the Initial Reserve Report was accurate in all material respects, (iii) there has been no material adverse change in the amount of the estimated Oil and Gas shown in the Initial Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (iv) the Initial Reserve Report does not omit any statement or information necessary to cause the same not to be misleading to Administrative Agent and the Banks in any material respect.

6.12        Gas Imbalances. There are no gas imbalances, take or pay or other prepayments with respect to any of the Mortgaged Properties in excess of $50,000 which would require Borrower to deliver Oil and Gas produced from any of the Mortgaged Properties at some future time without then or thereafter receiving full payment therefor.

6.13        Taxes. Borrower and Guarantors have filed all federal tax returns and reports required to be filed, or appropriate extensions thereof, and each has paid all federal taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided. Borrower and Guarantors have filed all state and other non-federal tax returns and reports required to be filed, or appropriate extensions thereof, and each has paid all state and other non-federal taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided. To Borrower’s knowledge, there is no proposed audit or tax assessment against Borrower or Guarantors that would, if made, reasonably be expected to have a Material Adverse Effect.

6.14        Financial Condition. The audited consolidated financial statement of Stroud Oil Properties, Inc. as of December 31, 2004, and the year then ended and the unaudited consolidated financial statements of Stroud Oil Properties, Inc. as of June 30, 2005, and for the six months then ended fairly present the information contained therein and the financial position and the results of operations of SOP, SEM and Borrower on a consolidated basis.  Parent’s pro forma financial statements as of December 31, 2004 and June 30, 2005, as provided within the Preliminary Offering Memo, have been prepared in accordance with the requirements of the Securities and Exchange Commission for the presentation of pro forma financial information.  Except as disclosed on Schedule 6.14, since the delivery of Borrower’s financial statement dated June 30, 2005, there has been no Material Adverse Effect in the financial condition of Borrower.

6.15        Environmental Matters.  The Oil and Gas Properties are operated in accordance with all applicable Environmental Laws.  Borrower is not aware of any Environmental Claims against Borrower or any of the Oil and Gas Properties. Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and such properties which it is acquiring or planning to acquire.

6.16        Regulated Entities. None of Borrower nor any Guarantor or any Person controlling Borrower or Guarantors, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither Borrower nor any Guarantor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17        No Burdensome Restrictions. Neither Borrower nor Guarantors are a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

6.18        Copyrights, Patents, Trademarks and Licenses, etc. Borrower owns or is licensed or otherwise has the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person.

6.19        Subsidiary, Affiliates and Ownership. As of the Closing Date, (a) Parent has no Subsidiaries other than Borrower and the other Guarantors, (b) Borrower has no Subsidiaries, and (c) none of Parent, Borrower, or any other Guarantor has any material equity investments in any other corporation, partnership, limited liability company or other entity.  As of the Closing Date, SEM will remain the general partner of Borrower.  As of the Closing Date, Parent will own, directly or indirectly, all of the ownership interests in Borrower and the other Guarantors.

6.20        Insurance. Borrower has previously identified the insurance policies covering its Mortgaged Properties and the underwriters thereof, such policies and underwriters being acceptable to Administrative Agent.  The Properties of Borrower are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as Borrower believes are customarily carried by companies of similar size engaged in similar businesses and owning similar properties in localities where Borrower’s Properties are located.

6.21        Full Disclosure. None of the representations or warranties made by Borrower or Guarantors in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of Borrower or Guarantors in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of Borrower or Guarantors to Administrative Agent or any of the Banks prior to the Closing Date), taken as whole, contains any untrue statement of a material fact known to Borrower, Guarantors or any Responsible Officer or omits any material fact known to Borrower, Guarantors or any Responsible Officer required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.22        Solvency. As of the Closing Date, after giving effect to the transactions occurring on such date, each of Borrower and Guarantors is Solvent.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as the Issuing Bank or any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Banks and the Issuing Bank waive compliance in writing:

7.01        Financial Statements. Parent shall maintain for itself and its Subsidiaries a system of accounting established and administered in accordance with GAAP consistently applied, and deliver to Administrative Agent, with sufficient copies for each Bank:

(a)           As soon as available, but not later than one hundred twenty (120) days after the end of each year a copy of the audited annual consolidated financial statements and unaudited annual consolidating financial statements of Parent and its Subsidiaries as of the end of such year including the related balance sheet and statements of income, stockholder’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year accompanied, in the case of the consolidated financial statements, by an unqualified opinion from an independent accounting firm acceptable to Administrative Agent (the “Independent Auditor”) along with a certificate of Borrower’s and Guarantors’, as applicable, Derivative Contract position, Parent’s calculations confirming no Event of Default and Parent’s compliance with all financial covenants herein, all as certified by a Responsible Officer of Parent as fairly presenting the financial position and the results of operations of Parent and its Subsidiaries in accordance with GAAP;

(b)           As soon as available, but not later than sixty (60) days after the close of each of the first three quarters of each year, a copy of the unaudited quarterly consolidated and consolidating balance sheet of Parent as of the end of such quarter and the related statements of income, equity, and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer of Parent as fairly presenting, in accordance with GAAP, consistently applied, the financial position and the results of operations of Parent and its Subsidiaries together with a certificate regarding Borrower’s and Guarantors’, as applicable, Derivative Contract position and calculations confirming no Event of Default and Parent’s compliance with all financial covenants herein;

(c)           As soon as filed with the Securities and Exchange Commission, copies of all registration statements, annual reports, quarterly reports, current reports and other similar reports;

(d)           As soon as delivered to stockholders of Parent, all other financial and other information furnished to the such stockholders; and

(e)           As soon as available, but in no event later than 30 days before the end of each fiscal year of Parent, budget projections of Parent and its Subsidiaries for the following fiscal year.

7.02        Certificates; Other Production and Reserve Information. Borrower shall furnish to Administrative Agent, with sufficient copies for each Bank:

(a)           as soon as available but in any event no later than sixty (60) days following the end of each month during the term of this Agreement, commencing as of September 30, 2005 for the month ended July 31, 2005, a Monthly Status Report in a form reasonably acceptable to the Banks, as of the calendar month then ended;

(b)           concurrently with the delivery of the statements and reports of Parent referred to in Subsections 7.01 (a) and (b) a Compliance Certificate executed by a Responsible Officer of Parent;

(c)           commencing March 1, 2006 and annually thereafter, as soon as available but in any event no later than each March 1, of each year during the term of this Agreement, Reserve Reports prepared by an independent petroleum engineer reasonably acceptable to the Administrative Agent and the Banks covering the Mortgaged Properties as of December 31 of the previous year and commencing September 1, 2005, and annually thereafter, as soon as available but in any event no later than September 1 of each year during the term of this Agreement, Reserve Reports prepared by Borrower’s in-house petroleum engineer covering the Mortgaged Properties as of June 30 of such year,  (all foregoing Reserve Reports subject to being acceptable to the Administrative Agent and the Banks);

(d)           promptly upon the request of the Administrative Agent, such copies of all geological, engineering and related data contained in Borrower’s files or readily accessible to Borrower relating to its Mortgaged Properties as may reasonably be requested;

(e)           on request by Administrative Agent, or if required by regulations to which Administrative Agent or any of the Banks is subject, title opinions from legal counsel acceptable to Administrative Agent, in form and substance acceptable to Administrative Agent, covering Borrower’s interests in the Mortgaged Property as may be designated by Administrative Agent, and Administrative Agent’s security interests under the Security Documents in question; and

(f)            promptly, such additional information regarding the business, financial or business affairs of Borrower as Administrative Agent, at the request of any Bank, may from time to time reasonably request.

7.03        Notices. Borrower shall promptly notify Administrative Agent:

(a)           of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that would reasonably be expected to become a Default or Event of Default;

(b)           of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, including pursuant to any applicable Environmental Laws;

(c)           of any material change in accounting policies or financial reporting practices by Parent, not required by GAAP, occurring subsequent to the Closing Date;

(d)           of the formation or acquisition of any Subsidiary.

(e)           of any change in the number and/or make-up of the members of the board of directors of Parent; and

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of General Partner setting forth details of the occurrence referred to therein, and stating what action, if any, Borrower proposes to take with respect thereto and at what time. Each notice under Subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated;

7.04        Preservation of Company Existence, Etc. Borrower shall:

(a)           preserve and maintain in full force and effect its corporate, partnership or limited liability company existence as appropriate, and shall maintain its good standing under the laws of each state wherein it is registered to transact business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)           preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)           preserve its business organization and goodwill except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05        Maintenance of Mortgaged Properties.

(a)           Borrower shall maintain and preserve all its Mortgaged Properties in the ordinary course of Borrower’s Principal Business and in a manner consistent with a prudent operator in the Oil and Gas industry.

(b)           During each Borrowing Base Period during the term of this Agreement, Borrower shall be authorized to make one or more Dispositions of the Mortgaged Properties that have a market value of less than $500,000 in the aggregate. In the event Borrower elects to sell one or more Mortgaged Properties to one or more third parties, Borrower shall promptly advise Administrative Agent in writing of the Properties to be sold and Administrative Agent shall, within ten (10) days of Administrative Agent’s receipt of Borrower’s notice, furnish to Borrower a statement reflecting such Oil and Gas Properties’ dollar contribution to the then existing Borrowing Base. As of the day of closing of each sale transaction pursuant to this subsection (b), Administrative Agent shall release the Liens under the Security Documents encumbering such Oil and Gas Properties, the Borrowing Base shall be reduced by the aggregate contribution to the Borrowing Base of the Oil and Gas Properties sold and Borrower shall pay to Administrative Agent for the ratable benefit of the Banks out of sales proceeds the amount, if any, by which the amount of then-outstanding Loans exceeds the reduced Borrowing Base.

(c)           Notwithstanding the provisions of subsection (b) above, Borrower shall not make any Dispositions of Oil and Gas Properties pursuant to this Section 7.05 during the period of time following the occurrence of an Event of Default until such Event of Default has been remedied or resolved in accordance with the other terms of this Agreement.

7.06        Insurance.  Borrower shall maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage satisfactory to Administrative Agent, naming Administrative Agent, for the ratable benefit of the Banks, as “loss payee” under its property loss policies and as “additional insured” on its comprehensive and general policies (but not on directors and officers policies), which policies shall not be amended or changed without at least thirty (30) days written notice to Administrative Agent.  Borrower shall renew such policies on terms no less favorable to Administrative Agent for the ratable benefit of the Banks during the term of this Agreement. Any substitute underwriter shall be as financially sound as Borrower’s existing underwriters.  So long as no Event of Default exists and is continuing, proceeds of any insurance policies shall be applied first to the restoration, repair or replacement of the Properties to the extent such actions would be reasonably prudent and the remainder, if any, shall be applied to the Obligations to prepay the Obligations in any manner or order as elected by Administrative Agent at the time of such prepayments. Upon an Event of Default, and for so long as same is continuing, proceeds of any insurance policies shall be applied to the Obligations in such manner and order as the Administrative Agent and Majority Banks may elect.

7.07        Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, its obligations and liabilities, including: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Borrower; (b) all lawful claims prior to the time at which, if such claims remain unpaid, a Lien upon the Borrower’s Property would be imposed by law; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08        Compliance with Laws. Borrower and Guarantors shall comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

7.09        Inspection of Property and Books and Records. Borrower and Guarantors shall maintain proper books of record and account, in which, in all material respects, full, true and correct entries in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower. Borrower shall permit representatives and independent contractors of Administrative Agent or any Bank to visit and inspect any of its Properties, to examine Borrower’s Organizational Documents, and financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and, in the presence of one or more Responsible Officer thereof, independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, when an Event of Default exists Administrative Agent or any Bank may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

7.10        Environmental Laws.

(a)           Borrower shall conduct its operations and keep and maintain its Property in material compliance with all Environmental Laws;

(b)           Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by Borrower or any Subsidiary, or of which it has notice, pending or threatened against Borrower or Guarantors by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its Properties or the operation of its business, except where any such alleged violations or incidents of non-compliance would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $50,000.

(c)           Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower or Guarantors in connection with its ownership or use of its Properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Substances at any location, except where any such alleged responsibility would not, individually or in the aggregate, result in a penalty, assessment, fine or other cost or liability exceeding $50,000.

7.11        Use of Proceeds.  Borrower shall use the proceeds of the Loans to (i) pay fees and expenses incurred in connection with this Agreement and (ii) provide for the working capital and general corporate purpose needs of the Borrower including future acquisitions and capital expenditures.

7.12        Further Assurances. Borrower will promptly and will cause Guarantors, as applicable, to promptly cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Guarantees, the Security Documents or any other instruments referred to or mentioned herein or therein. Further, Borrower at its expense will promptly do all acts and things, and will execute and file or record all instruments reasonably requested by Administrative Agent, to establish, perfect, maintain and continue the perfected security interest of Administrative Agent in or the Lien of Administrative Agent on the Mortgaged Properties. Borrower will pay the reasonable costs and expenses of all filings and recordings and all searches reasonably deemed necessary by Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and Borrower will satisfy all other claims and charges which in the reasonable opinion of Administrative Agent might prejudice or impair any of the Mortgaged Properties or any Liens thereon in favor of Administrative Agent for the benefit of the Issuing Bank and the Banks.

7.13        Phase I Reports. As soon as available, and in any case within three (3) Business Days prior to closing any acquisition of Oil and Gas Properties where the Borrower’s liability for environmental remediation potentially associated with the ownership and/or operation of all such Oil and Gas Properties is expected to exceed $100,000, Borrower shall deliver to Administrative Agent an environmental site assessment report covering such Oil and Gas Properties to be acquired in form and substance satisfactory to Administrative Agent.

7.14        ERISA Information and Compliance. Borrower will promptly furnish to the Administrative Agent with sufficient copies to the Banks (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer thereof specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGCs intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Pension Plan, Borrower will (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

7.15        Operating Accounts. Until all Obligations have been paid in full, Borrower shall maintain all primary deposit and disbursement accounts with Wells Fargo Bank.

7.16        Guarantees.  As an inducement to the Banks and Administrative Agent entering into this Agreement, Borrower shall cause the payment and performance of the Obligations to be fully guaranteed jointly and severally by each Guarantor up to the full amount of the Obligations. Further, Borrower shall cause each Guarantor to enter into such Mortgage and other Security Documents as may be required under Section 4.01. On the date of creation or acquisition by Parent or Borrower of any direct or indirect Subsidiary, (i) Parent or Borrower shall execute and deliver to Administrative Agent the Security Documents necessary to pledge all of Parent’s or Borrower’s equity interest, as applicable, in such Subsidiary and (ii) Parent or Borrower shall cause such Subsidiary to execute and deliver to Administrative Agent a Guaranty and such Mortgage and other Security Documents as may be required under Section 4.01 above.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as the Issuing Bank or any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Issuing Bank or the Banks waive compliance in writing:

8.01        Limitation on Liens. Borrower and each Guarantor agrees that it shall not, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien created under the Security Documents or any other Loan Document;

(b)           any usual and customary liens arising under Oil and Gas leases for royalty payments not yet due and payable and reciprocal liens arising under operating agreements for joint interest billings not yet due and payable or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto with adequate reserves set aside therefor;

(c)           Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by

Section 7.07 or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto with adequate reserves set aside therefore;

(d)           carrier, warehousemen, mechanic, landlord, materialmen, repairmen or other similar statutory Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto with adequate reserves set aside therefor;

(e)           Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)            easements, rights-of-way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of Borrower; and

(g)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower, (ii) Borrower maintains (subject to such right of set-off) dominion and control over such account(s), and (iii) such deposit account is not intended by Borrower to provide cash collateral to the depository institution.

8.02        Disposition of Assets. Borrower and each Guarantor agrees that it shall not, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, “Dispositions”) any Property used or useful by Borrower or the Guarantors in connection with the Oil and Gas Properties (including accounts and notes receivable, with or without recourse attributable to the Mortgaged Properties) or enter into any agreement to do any of the foregoing, except:

(a)           Dispositions of inventory including Oil and Gas produced in the ordinary course of business;

(b)           Dispositions as permitted under Sections 7.05 hereof; and

(c)           Dispositions of obsolete or worn-out equipment in the ordinary course of business;

Provided, that at the time of any Disposition under (a), (b) or (c) above, no Event of Default shall exist or shall result from such Disposition.

8.03        Consolidations and Mergers. Borrower and each Guarantor agrees that it shall not merge, amalgamate or consolidate with or into, or permit any of its Subsidiaries to merge, amalgamate or consolidate with or into, any Person or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), or permit any such Subsidiary to convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets to any Person.

8.04        Loans and Investments. Borrower and each Guarantor agrees that it shall not purchase or acquire or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of Borrower, except for:

(a)           investments in Cash Equivalents;

(b)           extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)           Investments in Derivative Contracts permitted under Section 8.15; and

(d)           investments with or purchases from third parties that are (i) customary in the Oil and Gas business, (ii) made in the ordinary course of Borrower’s business, and (iii) made in the form of or pursuant to Operating Agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, joint bidding agreements, service contracts and other similar agreements;

(e)           new leases with respect to Oil and Gas Properties; and

(f)            the Intercompany Loan.

8.05       Limitation on Indebtedness. Borrower and each Guarantor agrees that neither it nor any of its Subsidiaries shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           Indebtedness incurred pursuant to this Agreement;

(b)           Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;

(c)           current liabilities for lease operating expenses, capital expenditures, accounts payable, expense accruals, Taxes and assessments incurred or assumed in the ordinary course of business;

(d)           Indebtedness listed on Schedule 8.05 hereto; and

(e)           Indebtedness incurred pursuant to Section 8.04(f).

8.06        Transactions with Affiliates. None of Borrower or Guarantors shall, nor shall any of the Borrower or Guarantors permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is not in violation of this Agreement and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not such an

Affiliate.  Provided, so long as no Event of Default exists, the foregoing restriction shall not affect any transactions between Borrower and any Guarantor, or between Guarantors.

8.07        Margin Stock. Borrower shall not use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

8.08        Contingent Obligations. Borrower and each Guarantor agrees that it shall not create, incur, assume or suffer to exist any Contingent Obligations except:

(a)           endorsements for collection or deposit in the ordinary course of business;

(b)           obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of Borrower, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of;

(c)           this Agreement, Derivative Contracts permitted or required pursuant to Section 8.15 with any of the Banks or any Affiliates of the Banks; and

(d)           other Contingent Obligations not described under (a), (b) or (c) above not to exceed $500,000 in the aggregate.

8.09        Restricted Distributions.  Borrower shall not purchase, redeem or otherwise acquire for value any of its Partners’ equity interests, rights or options to acquire such interests, now or hereafter outstanding and will not declare or pay any dividend, distribution, or return capital to its Partners, or make any distribution of assets or Property to its Partners (collectively “Restricted Distributions”), except:

(a)           a one time tax sharing distribution in an amount not to exceed $1,750,000, as computed pursuant to Section 5.8(a) of the Prior Partnership Agreement, to the Prior Partners for the short tax year begun on January 1, 2005 and ending on the Closing Date, to be paid on the Closing Date;

(b)           quarterly Permitted Tax Distributions; provided no Event of Default has occurred or is continuing and no Event of Default would occur as a result of such distribution; and

(c)           once per fiscal year, a distribution to Parent in an amount equal to the outstanding balance of the Intercompany Loan as of the time of such distribution, to be used solely for the repayment of the outstanding balance of the Intercompany Loan.

8.10        Minimum Tangible Net Worth. Parent shall maintain at all times Consolidated Tangible Net Worth in an amount not less than 75.0% of Parent’s Consolidated Tangible Net Worth as of September 30, 2005, plus (b) Parent’s Consolidated Net Income after September 30, 2005 on a cumulative basis (provided no negative adjustment will be made in the event such amount is a deficit figure for such period) multiplied by seventy-five percent (75%), plus (c) one hundred percent (100%) of the net proceeds of any capital contribution or equity offering after September 30, 2005.

8.11        Current Ratio. Parent shall maintain at all times, on a consolidated basis, a current ratio of Current Assets to Current Liabilities of not less than 1.00:1.00.

8.12        Minimum Interest Coverage Ratio.  Parent shall maintain at all times, on a consolidated basis, an Interest Coverage Ratio of not less than 3.00:1.00.

8.13        Change in Business. Borrower and Guarantors shall not engage in any business or activity other than the Principal Business.

8.14        Accounting Changes. Borrower shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Borrower or any Subsidiary.

8.15        Derivative Contracts. Borrower shall not enter into or in any manner be liable under any Derivative Contract attributable to Mortgaged Properties except:

(a)           Derivative Contracts entered into with the purpose and effect of fixing prices on Oil and Gas attributable to the Mortgaged Properties and expected to be produced by Borrower provided that at all times: (1) the aggregate of all such Derivative Contracts limits or reduces such market price risk for a term of not more than thirty-six (36) months; (2) no such contract, when aggregated with all Derivative Contracts permitted under this Section 8.15(a) requires such Person to deliver more than 80% of total estimated Oil and Gas to be produced during the following Borrowing Base Period from the proved Oil and Gas Properties as so designated in the most recent Reserve Report furnished by Borrower under Section 7.02(c)  as adjusted for any acquisitions or divestitures, and (3) each such contract shall be with any of the Banks or any Affiliates of the Banks, or with a counter-party or have a guarantor of the obligation of the counter-party who, at the time the contract is made, has long-term obligations rated BBB or Baa2 or better, respectively, by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or Moody’s Investors Service, Inc. (or a successor credit rating agency).

(b)           Derivative Contracts entered into with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of Borrower that is accruing interest at a variable rate, provided that (1) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of Borrower to be hedged by such contract; (2) no such contract with a counter-party other than a Bank or its Affiliate requires Borrower to put up money, assets, letters of credit, or other security against the event of its nonperformance prior to actual default by Borrower in performing obligations thereunder; and (3) each such contract shall be with a Bank or its Affiliate or with a counter-party or have a guarantor of the obligation of the counter-party who, at the time the contract is made, has long-term obligations rated AA or Aa2 or better, respectively, by Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or Moody’s Investors Service, Inc. (or a successor credit rating agency).

(c)           In the event Borrower enters into a Derivative Contract with any of the Banks or any Affiliate of the Banks, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Bank’s Commitment nor against the Effective Amount. Any Indebtedness to any Bank or any Affiliate of the Banks incurred under any Derivative Contract shall be treated as an Obligation pari passu and secured pro rata under the Security Documents with all Obligations otherwise incurred hereunder or under the other Loan Documents as more particularly provided under Section 11.12. Borrower covenants and agrees the payment on each and all of such Derivative Contracts with any of the Banks or their Affiliates is and shall be secured by liens on the Collateral under the Security Documents.

8.16        ERISA Compliance.  Borrower will not at any time:

(a)           Engage in any transaction in connection with which Borrower could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)           Terminate any Pension Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Borrower to the PBGC;

(c)           Fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower is required to pay as contributions thereto;

(d)           Permit to exist any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)           Permit the actuarial present value of the benefit liabilities under any Plan maintained by Borrower which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)            Contribute to or assume an obligation to contribute to any Multiemployer Plan;

(g)           Acquire an interest in any Person that causes such Person to become an ERISA Affiliate with respect to Borrower if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)           Incur a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)            Contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(l) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)            Amend a Pension Plan resulting in an increase in current liability such that Borrower is required to provide security to such Plan under section 401 (a)(29) of the Code.

(k)           Cause or permit to occur an event that could result in the imposition of a lien under section 412 of the Code or sections 302 or 4068 of ERISA with respect to a Pension Plan, or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

ARTICLE IX.

EVENTS OF DEFAULT

9.01        Event of Default. Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment. Borrower fails to pay, when and as required to be paid herein, any amount of principal or interest of any Loan or any Matured LC Obligation, or fails to pay within five (5) days of when and as required to be paid herein, any fee or other amount payable hereunder or under any other Loan Document; or

(b)           Representation or Warranty. Any representation or warranty by Borrower or any Subsidiary or Guarantor made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by Borrower, Subsidiary or Guarantor, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)           Specific Defaults. Borrower or Guarantors fail to perform or observe any term, covenant or agreement contained in any of Section 7.03(a) or in Article VIII; or

(d)           Other Defaults. Borrower or Guarantors fail to perform or observe any other term or covenant contained in this Agreement (other than described in Subsections 9.01(a), (b) or (c)) or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer thereof knew of such default or (ii) the date upon which written notice thereof is given to Borrower by Administrative Agent; or

(e)           Guarantees.  Any Guarantor shall default under its Guaranty or Security Agreement/ Pledge after any applicable grace period, as may be provided therein; or

(f)            Cross-Default. Borrower (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure in respect of any Indebtedness or Contingent Obligation in excess of $100,000 principal amount; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation in excess of $100,000 principal amount, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)           Insolvency; Voluntary Proceedings. Borrower or any Guarantor (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself, or (iii) takes any action to effectuate or authorize any of the foregoing; or

(h)           Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Borrower or any Guarantor, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released or vacated within sixty (60) days after commencement, filing or levy; (ii) Borrower or any Guarantor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or (iii) Borrower or any Guarantor acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(i)            Monetary Judgment. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against Borrower or any Guarantor involving in the aggregate a liability in excess of $500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and the same shall remain unsatisfied, unvacated or unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(j)            Loss of Permit. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of Borrower, or Borrower for any reason loses any material license, permit or franchise, or Borrower suffers the imposition of any restraining order, escrow, suspension or impounding of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; and, in each case such revocation, failure or loss could reasonably be expected to have a Material Adverse Effect; and such default remains unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer thereof knew or reasonably should have known of such default or (ii) the date upon which written notice thereof is given to Borrower by Administrative Agent; or

(k)           Adverse Change. There occurs a Material Adverse Effect;

(l)            Ownership of Borrower/Change of Management. Either of Patrick J. Noyes or Stephen M. Clark shall cease or fail for any reason to serve and function in his current respective capacity as an executive officer of Parent, and shall not be succeeded in such position by a person acceptable to the Majority Banks.  Parent shall cease to own directly or indirectly all of the ownership interest in the sole general partner of Borrower and shall not be succeeded in such capacity by a Person acceptable to Administrative Agent and the Majority Banks. Parent shall cease to own, directly or indirectly, 100% of the partnership interests of Borrower; or

(m)          Change of Control.  The occurrence of a Change of Control.

9.02        Remedies. If any Event of Default occurs and is continuing:

(a)           Upon the occurrence of any event specified in Subsection (g) or (h) of Section 9.01, the unpaid principal amount of all outstanding Loans, interest, LC Obligations and other amounts payable under the Loan Documents shall automatically become due and payable without further act of Administrative Agent, and in each case under 9.02(a), without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by Borrower;

(b)           Administrative Agent shall, at the request of, or may, with the consent of, the Banks, declare the Commitment, if any, of each of the Banks to make Loans or issue Letters of Credit to be terminated and (i) upon the occurrence of any event specified in Subsections 9.01(a) through (f) or (i) through (l) may declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon, all outstanding LC Obligations (with any amounts in respect of undrawn Letters of

Credit to be held as cash collateral therefor in accordance with Section 2.09(g)) and all other amounts payable under the Loan Documents to be immediately due and payable; and

(c)           Administrative Agent may exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents and applicable law.

9.03        Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01      Appointment and Authorization.

(a)           Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall have only such duties or responsibilities, as expressly set forth herein, Administrative Agent shall not have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.

(b)           The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of any of the Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

10.02      Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

10.03      Liability of Administrative Agent.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks or any Affiliate of the Banks for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other

Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness (other than such Agent-Related Person’s own due execution and delivery), genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of the Borrower’s Subsidiaries or Affiliates.

10.04      Reliance by Administrative Agent.

(a)           Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, electronic mail, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks and their Affiliates against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)           For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has made available to Administrative Agent its Pro Rata Share of the initial Loan or subsequent Loan, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank as a condition precedent to such initial Loan or subsequent Loan, as applicable.

10.05      Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Banks, unless Administrative Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Banks of its receipt of any such notice.  Subject to Subsection 10.04(a), Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Banks in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.06      Credit Decision.  Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of Borrower, Guarantors or Subsidiaries thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank.  Each Bank represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, Guarantors or Subsidiaries thereof, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Banks by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of the Agent-Related Persons.

10.07      Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Banks and any Affliates of the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of the Borrower to do so), pro rata according to each respective Bank’s Pro Rata Share, each Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE of such Agent-Related Persons; provided, however, that no Bank shall be liable for the payment to any Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (i) the gross negligence or willful misconduct of any Agent-Related Person or (ii) a claim or action asserted by one or more other Agent-Related Persons.  Without limitation of the foregoing, each Bank shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

10.08      Administrative Agent in Individual Capacity.  Wells Fargo Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though Wells Fargo Bank were not Administrative Agent hereunder and without notice to or consent of the Banks.  The Banks acknowledge that, pursuant to such activities, Wells Fargo Bank or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that the Agent-Related Persons shall be under no obligation to provide such information to them.  With respect to its Loans, Wells Fargo Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Administrative Agent or the Issuing Bank.

10.09      Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks.  If Administrative Agent resigns under this Agreement, the Banks shall appoint from among the Banks a successor administrative agent in the same capacity as the retiring Administrative Agent for the Banks.  If no successor administrative agent is appointed prior to the effective date of the resignation of such retiring Administrative Agent, such retiring Administrative Agent may appoint, after consulting with the Banks, a successor administrative agent from among the Banks.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent in the same capacity as the retiring Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent shall either withdraw its resignation or may appoint as a successor administrative agent a commercial bank organized under the laws of the United States of America or of any State thereof having a commercial capital surplus of at least $500,000,000.

ARTICLE XI.

MISCELLANEOUS

11.01      Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by Administrative Agent at the written request of the Majority Banks) and Borrower and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided however, that no such waiver, amendment, modification, termination or consent shall, unless in writing and signed by all of the Banks and Borrower and acknowledged by Administrative Agent, do any of the following:

(a)           increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.02), or increase the maximum amount of Letters of Credit;

(b)           postpone the final maturity date of any Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

(c)           reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(d)           change the definition of Majority Banks, the Pro Rata Shares or change in any manner the percentage of Banks required to take any action under this Agreement;

(e)           amend this Section 11.01 or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Banks;

(f)            release all, substantially all, or any material portion of the Collateral (except for releases in connection with dispositions of assets which are permitted hereunder or under any Loan Document);

(g)           reduce the amount or postpone the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit, or change in any manner the obligations of Banks relating to the purchase of participations in Letters of Credit;

(h)           increase the Borrowing Base pursuant to Section 2.04, provided, the Required Banks may maintain or decrease the Borrowing Base pursuant to Section 2.04;

and; provided further, that (i) any amendment, modification, termination or waiver of any of the provisions contained in Article V shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and all of the Banks, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to any or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any LC Related Document relating to any Letter of Credit Issued or to be Issued by it, and (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the any or all of the Banks, as the case may be, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.

11.02      Notices.

(a)           All notices, requests and other communications shall be in writing and mailed by certified mail, electronically transmitted by e-mail, faxed or delivered, to the address or facsimile number specified for notices on the signature page hereof, or, as directed to Borrower, the Banks or Administrative Agent at such other address as shall be designated by such party in a written notice to Borrower, the Banks and Administrative Agent.

(b)           All such notices, requests and communications shall, when transmitted by delivery, certified mail, e-mail, or fax, shall be effective when delivered or transmitted in legible form.

(c)           Any agreement of Administrative Agent and the Banks herein to receive certain notices by telephone, e-mail or facsimile is solely for the convenience and at the request of Borrower. Administrative Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower to give such notice and Administrative Agent and the Banks shall not have any liability to Borrower or other Person on account of any action taken or not taken by Administrative Agent or any of the Banks in reliance upon such telephonic, e-mail or facsimile notice. The obligation of Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by Administrative Agent and the Banks to receive written confirmation of any telephonic, e-mail or facsimile notice or the receipt by Administrative Agent and the Banks of a confirmation which is at variance with the terms understood by Administrative Agent and the Banks to be contained in the telephonic or facsimile notice.

11.03      No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any of the Banks, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04      Costs and Expenses. Borrower shall:

(a)           whether or not the transactions contemplated hereby are consummated, pay or reimburse Administrative Agent within five (5) Business Days after reasonably detailed written demand for all reasonable costs and expenses incurred by Administrative Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by Administrative Agent with respect thereto; and

(b)           pay or reimburse Administrative Agent within five (5) Business Days after written demand for all costs and expenses (including Attorney Costs) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.05      Indemnity. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold the Agent-Related Persons, the Issuing Bank, each Bank, and each of its officers, directors, employees, counsel, and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of Administrative Agent or replacement of any Bank), be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PARTY’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY, OR ANY ONE OR MORE OF THEM; provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

11.06      Payments Set Aside. To the extent that Borrower makes a payment to Administrative Agent or the Banks, or Administrative Agent or the Banks exercise their rights of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent permitted by law and to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to Administrative Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by Administrative Agent.

11.07      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent, Issuing Bank and each Bank.

11.08      Assignments. No Bank may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligations except as permitted by clauses (a) or (b) below.

(a)            Any Bank may (subject to the provisions of this section, in accordance with applicable law, in the ordinary course of its business, and at any time) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligations. The selling Bank remains a “Bank” under the Loan Documents, the Participant does not become a “Bank” under the Loan Documents, and the selling Bank’s obligations under the Loan Documents remain unchanged. The selling Bank remains solely responsible for the performance of its obligations and remains the holder of its share of the outstanding Loan for all purposes under the Loan Documents. Borrower and Administrative Agent shall continue to deal solely and directly with the selling Bank in connection with that Bank’s rights and obligations under the Loan Documents, and each Bank must retain the sole right and responsibility to enforce due obligations of the Companies. Participants have no rights under the Loan Documents except certain voting rights as provided below. Subject to the following, each Bank may obtain (on behalf of its Participants) the benefits of Article XI with respect to all participations in its part of the Obligations outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to that Bank under Article XI calculated as though no participations have been made. No Bank may sell any participating interest under which the Participant has any rights to approve any amendment, modification, or waiver of any Loan Document except as to matters in Section 11.01.

(b)           Each Bank may make assignments to the Federal Reserve Bank. Each Bank may also assign to one or more assignees (each an “Assignee”) all or any part of its rights and obligations under the Loan Documents so long as (i) the assignor Bank and Assignee execute and deliver to Administrative Agent for its consent and acceptance an assignment and assumption agreement in substantially the form of Exhibit F (an “Assignment and Acceptance Agreement”) and pay to Administrative Agent a processing fee of $3,000, (ii) the Assignee acquires an identical percentage interest in the Commitment of the assignor Bank and an identical percentage of the interests in the outstanding Loan held by such assignor Bank, (iii) except in the case of an assignment to another Bank or an assignment of all of a Bank’s rights and obligations under this Agreement, any partial assignment shall be in an amount equal to $5,000,000 or an integral multiple of $100,000 in excess thereof, and (iv) the conditions (including, without limitation, minimum amounts of the Commitment that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Acceptance Agreement are satisfied. The “Effective Date” in each Assignment and Acceptance Agreement must (unless a shorter period is agreeable to Borrower and Administrative Agent) be at least five (5) Domestic Business Days after it is executed and delivered by the assignor Bank and Assignee to Administrative Agent for acceptance. Once that Assignment and Acceptance Agreement is accepted by Administrative Agent, then, from and after the Effective Date stated in it (i) Assignee automatically becomes a party to this Agreement and, to the extent provided in that Assignment and Acceptance Agreement, has the rights and obligations of a Bank under the Loan Documents, (ii) the assignor Bank, to the extent provided in that Assignment and Acceptance Agreement, is released from its obligations to fund Borrowings under this Agreement and its reimbursement obligations under this Agreement and, in the case of an Assignment and Acceptance Agreement covering all of the remaining portion of the assignor Bank’s rights and obligations under the Loan Documents, that Bank ceases to be a party to the Loan Documents, (iii) Borrower shall execute and deliver to the assignor Bank and Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause (iii)

preceding, the assignor Bank shall return to Borrower all Notes previously delivered to that Bank under this Agreement, and (v) Schedule 2.01 is automatically deemed to be amended to reflect the name, address, telecopy number, and Commitment of Assignee and the remaining Commitment (if any) of the assignor Bank, and Administrative Agent shall prepare and circulate to Borrower and Banks an amended Schedule 2.01 reflecting those changes.

11.09      Set-off. In addition to any rights and remedies of Administrative Agent and each of the Banks provided by law, if an Event of Default exists, each Bank is authorized at any time and from time to time, without prior notice to Borrower, to the extent permitted by law, any such notice being waived by Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Bank to or for the credit or the account of Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.  Each Bank agrees promptly to notify Borrower after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and applications. The rights of each Bank under this Section 11.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

11.10      Interest. It is the intention of the parties hereto to conform strictly to Applicable Usury Laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Notes and the other Loan Documents, whether such Laws are now or hereafter in effect, including the Laws of the United States of America or any other jurisdiction whose Laws are applicable, and including any subsequent revisions to or judicial interpretations of those Laws, in each case to the extent they are applicable to this Agreement, the Notes and the other Loan Documents (the “Applicable Usury Laws”). Accordingly, if any acceleration of the maturity of the Notes or any payment by Borrower or any other Person produces a rate in excess of the Highest Lawful Rate or otherwise results in Borrower or such other Person being deemed to have paid any interest in excess of the Maximum Amount, as hereinafter defined, or if Administrative Agent or any of the Banks shall for any reason receive any unearned interest in violation of any Applicable Usury Laws, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, regardless of any provision contained in this Agreement or any other Loan Document or other agreement or instrument executed or delivered in connection herewith, the provisions of this Section 11.10 shall govern and control, and neither Borrower nor any other Person shall be obligated to pay, or apply in any manner to, any amount that would be excessive interest. Administrative Agent or the Banks shall never be deemed to have contracted for or be entitled to receive, collect, charge, reserve or apply as interest on any Loan (whether termed interest therein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate, and, in the event that Administrative Agent or any of the Banks ever receive, collect, or apply as interest any such excess, such amount which would be excessive interest shall be applied as a partial prepayment of principal and treated hereunder as such, and, if the principal amount of the applicable Loans are paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest contracted for, received, collected, charged reserved, paid or payable, including under any specific contingency, exceeds the Highest Lawful Rate, Borrower, Administrative Agent and the Banks shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary pre-payments and the effect thereof, and (c) amortize and spread the total amount of interest throughout the entire stated term of the Loans so that the interest rate is uniform throughout such term; provided that if the Loans are paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then Administrative Agent or the

Banks shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all Loans made by Administrative Agent or the Banks. As used herein, the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received by Administrative Agent or such Bank in connection with the indebtedness evidenced by this Agreement, the Notes and other Loan Documents under all Applicable Usury Laws. Texas Finance Code, Chapter 346, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under, or apply in any manner to, the Notes, this Agreement or the other Loan Documents.

11.11      Automatic Debits of Fees. With respect to any arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) past due and payable to Administrative Agent under the Loan Documents, Borrower hereby irrevocably authorizes Administrative Agent, after giving five (5) Business Days’ prior notice to Borrower, to debit any deposit account of Borrower with Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

11.12      Collateral Matters; Derivative Contracts.  The benefit of the Security Documents and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to any Bank or any Affiliate of a Bank that is counterparty to any Derivative Contract with Borrower, Guarantors or any Subsidiaries thereof (including any Derivative Contract between such Persons in existence prior to the Effective Date) on a pro rata basis in respect of any obligations of Borrower, Guarantors or any Subsidiaries thereof which arise under any such Derivative Contract; provided that the applicable counterparty must have provided Administrative Agent written notice of the existence thereof and such transaction must not otherwise be prohibited under this Agreement at the time it was entered into and provided further that if such Bank or Affiliate ceases to be a Bank (a) its Derivative Contract obligations shall be secured pari passu with the Banks’ Obligations but only to the extent such counterparty’s obligations arise from transactions entered into at the time such counterparty was a Bank hereunder or an Affiliate of a Bank hereunder, and (b) such counterparty shall have no voting rights under any Loan Documents as a result of the existence of obligations owed to it under any such Derivative Contract.    For the avoidance of doubt, a Person ceases to be a Bank hereunder if (a) pursuant to an assignment, such Person ceases to have any Commitment, Loans and LC Exposure hereunder or (b) the Commitments of all of the Banks hereunder have been terminated and all principal, interest and other amounts outstanding under this Agreement have been paid in full in cash (whether as a result of repayment at maturity, prepayment in connection with the refinancing of this Agreement or otherwise)

11.13      USA Patriot Act Notice.  Each Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank to identify Borrower, insofar as it is needed to comply with the Act, in accordance with the Act.

11.14      Notification of Addresses, Lending Offices, Etc Each Bank shall notify Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Administrative Agent shall reasonably request.

11.15      Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument and, any signed counterpart shall be deemed delivered by the party signing it if sent to the other parties hereto by electronic facsimile transmission.

11.16      Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.17      No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Banks, the Issuing Bank, Administrative Agent and the Agent-Related Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.18      GOVERNING LAW. THIS AGREEMENT, THE NOTES, THE SECURITY DOCUMENTS AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT REQUIRED BY FEDERAL LAWS OF THE UNITED STATES OF AMERICA THAT MAY APPLY; AND ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(a)           BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW. SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE DALLAS OR TARRANT COUNTY COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF TEXAS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS TO THE EXTENT PERMITTED BY LAW. BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. BORROWER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, AND CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH LEGAL ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS FOR NOTICES SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF

ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           TO THE EXTENT PERMITTED BY LAW, BORROWER, THE BANKS, THE ISSUING BANK AND ADMINISTRATIVE AGENT EACH WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. BORROWER, THE BANKS, THE ISSUING BANK AND ADMINISTRATIVE AGENT EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.19      ARBITRATION.

(a)           Arbitration. Upon the demand of any party, any dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A “dispute” shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.

(b)           Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA commercial arbitration rules. All disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Texas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a lender of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

(c)           No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as set-off, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

(d)           Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the Texas State Bar with expertise in the substantive laws applicable to the subject matter of the dispute. Arbitrators are empowered to resolve disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all disputes in accordance with the substantive law of the state of Texas, (ii) may grant any remedy or relief that a court of the state of Texas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Any dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

(e)           Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of Texas, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (a) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (b) whether the conclusions of law are erroneous under the substantive law of the state of Texas. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of Texas.

(f)            Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

11.20      Restatement of Prior Credit Agreement.  The parties hereto agree that, on the Closing Date, after all conditions precedent set forth in Article V have been satisfied or waived: (i) the

Indebtedness under this Agreement represents, among other things, the restatement, renewal, amendment, extension, and modification of the Indebtedness under the Prior Credit Agreement; (ii) this Agreement is intended to, and does hereby, restate, renew, extend, amend, modify, supersede, and replace the Prior Credit Agreement in its entirety; (iii) the Notes executed pursuant to this Agreement amend, renew, extend, modify, replace, restate, are substitutes for, and supersede in their entirety (but are not in extinguishment or novation of) the promissory notes issued pursuant to the Prior Credit Agreement, which existing promissory notes shall be returned to Administrative Agent promptly after the Closing Date, marked “renewed and replaced”; (iv) the Loans, Letters of Credit, Derivative Contracts and all other Obligations outstanding under the Prior Credit Agreement shall continue to constitute Loans, Letters of Credit and other Obligations under this Agreement; (v) the Security Documents executed pursuant to this Agreement amend, renew, extend, modify, replace, restate, substitute for, and supersede in their entirety (but do not extinguish or impair the collateral security created or evidenced by) the Security Documents executed and delivered pursuant to the Prior Credit Agreement; (vi) the Guarantees executed pursuant to this Agreement amend, renew, extend, modify, replace, restate, substitute for, and supersede in their entirety (but in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Guarantors under the Prior Credit Agreement) the Guarantees executed and delivered pursuant to the Prior Credit Agreement; and (vii) the entering into and performance of their respective obligations under the Loan Documents and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished, or discharged the Indebtedness under the Prior Credit Agreement, the Security Documents, the Guarantees, or the other Loan Documents (or the collateral security therefor), all of which Indebtedness and Collateral shall continue under and be governed by this Agreement and the other Loan Documents, except as expressly provided otherwise herein.

11.21      Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among Borrower, the Banks, the Issuing Bank and Administrative Agent, and supersedes all prior or contemporaneous agreements and any other understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof including without limitation the Prior Credit Agreement.

11.22      NO ORAL AGREEMENTS. THIS WRITTEN LOAN AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

Address for Notice: 210 West 6th Street, Suite 500 Fort Worth, Texas 76102	STROUD ENERGY, LTD., a Texas limited partnership, as Borrower
Attn: Chief Executive Officer	By:	Stroud Energy Management GP, LLC.,
Phone: (817) 882-8000 Fax: (817) 882-8811 Email: pat.noyes@stroudenergy.com		a Texas limited liability company, its general partner

	By:	/s/ Patrick J. Noyes
Patrick J. Noyes President

– GUARANTORS –

Address for Notice:	STROUD ENERGY, INC., a Delaware corporation
210 West 6th Street, Suite 500
Forth Worth, Texas 76102
Attn: Chief Executive Officer	By:	/s/ Patrick J. Noyes
Phone: (817) 882-8000		Patrick J. Noyes
Fax: (817) 882-8811		President
Email: pat.noyes@stroudenergy.com
STROUD ENERGY GP, LLC, a Delaware limited liability company

	By:	/s/ Patrick J. Noyes
Patrick J. Noyes
President

STROUD ENERGY LP, LLC, a Delaware limited liability company

	By:	/s/ Thomas M. Strauss
Thomas M. Strauss, CPA
Vice President

STROUD OIL PROPERTIES, LP, a Delaware limited partnership

By: Stroud Energy GP, LLC, a Delaware limited
liability company, its general partner

	By:	/s/ Patrick J. Noyes
Patrick J. Noyes
President

STROUD ENERGY MANAGEMENT GP, LLC., a
Texas limited liability company

	By:	/s/ Patrick J. Noyes
Patrick J. Noyes
President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE.]

– ADMINISTRATIVE AGENT, LEAD ARRANGER AND ISSUING BANK –

Address for Notice:	WELLS FARGO BANK, NATIONAL
1445 Ross Avenue, Suite 2360	ASSOCIATION, a national banking association
MAC: T5303-233
Dallas, Texas 75202
Attn: Jarrod Bourgeois	By:	/s/ M. Jarrod Bourgeois
Telephone: (214) 721-8212		M. Jarrod Bourgeois
Facsimile: (214) 721-8215		Assistant Vice President
E-mail: bourgemj@wellsfargo.com

– THE BANKS –

Address for Notice:	WELLS FARGO BANK, NATIONAL
1445 Ross Avenue, Suite 2360	ASSOCIATION, a national banking association,
MAC: T5303-233
Dallas, Texas 75202
Attn: Jarrod Bourgeois	By:	/s/ M. Jarrod Bourgeois
Telephone: (214) 721-8212		M. Jarrod Bourgeois
Facsimile: (214) 721-8215		Assistant Vice President
E-mail: bourgemj@wellsfargo.com

– THE BANKS –

JPMORGAN CHASE BANK, N.A.

Address for Notices:	By:	/s/ J. Scott Fowler
J. Scott Fowler
1717 Main Street, 4th Floor		Vice President
Dallas, TX 75201
Attn: J. Scott Fowler
Phone: (214) 290-2162
Fax: (214) 290-2332
Email: scott.fowler@chase.com

– THE BANKS –

BNP PARIBAS

Address for Notices:	By:	/s/ Russell Otts
Russell Otts
1200 Smith Street, Suite 3100		Vice President
Houston, Texas 77002
Attn: Russell Otts
Phone: (713) 982-1172
Fax: (713) 659-6915	By:	/s/ Brian Malone
Email: russell.otts@americas.bnpparibas.com		Brian Malone
Managing Director

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

	Initial	Maximum
Bank	Borrowing Base	Loan Amount	Pro Rata Share

Wells Fargo Bank, National Association	$30,000,000	$85,714,285.72	42.857142857%

BNP Paribas	$20,000,000	$57,142,857.14	28.571428571%

JPMorgan Chase Bank, N.A.	$20,000,000	$57,142,857.14	28.571428571%

	$70,000,000	$200,000,000

SCHEDULE 4.01

SECURITY DOCUMENTS

1.             The following Mortgages and amendments and supplements thereto executed by Borrower in favor of Administrative Agent for the benefit of the Banks:

a.             Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of June 19, 2003, which has been filed for record in the Real Property Records of Brazos County, Texas as document number 00818797 at Volume 5387, Page 223.

b.             First Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 3, 2003, which has been filed for record in the Real Property Records of Brazos County, Texas as document number 00824899 at Volume 5510, Page 107.

c.             Second Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed in the Real Property Records of Brazos County, Texas as document number 900201 at Volume 6853, Page 116.

d.             Third Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Brazos County, Texas.

e.             Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of June 19, 2003, which has been filed for record in the Real Property Records of Burleson County, Texas as document number 00002590 at Volume 603, Page 754.

f.              First Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 3, 2003, which has been filed for record in the Real Property Records of Burleson County, Texas as document number 00003252 at Volume 607, Page 178.

g.             Second Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Burleson County, Texas as document number 00003474 at Volume 607, Page 178.

h.             Third Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Burleson County, Texas.

i.              Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Denton County, Texas as document number 2005-96014.

4.01 - 1

j.              First Amendment to Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Denton County, Texas.

k.             Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of June 19, 2003, which has been filed for record in the Real Property Records of Fayette County, Texas as document number 03-3892 at Volume 1220, Page 399.

l.              First Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 3, 2003, which has been filed for record in the Real Property Records of Fayette County, Texas as document number 03-5038 at Volume 1226, Page 777.

m.            Second Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Fayette County, Texas as document number 05-4326 at Volume 1320, Page 272.

n.             Third Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Fayette County, Texas.

o.             Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of June 19, 2003, which has been filed for record in the Real Property Records of Grimes County, Texas as document number 186011 at Volume 1046, Page 721.

p.             First Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 3, 2003, which has been filed for record in the Real Property Records of Grimes County, Texas as document number 186711 at Volume 1050, Page 747.

q.             Second Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Grimes County, Texas as document number 201268 at Volume 1135, page 275.

r.              Third Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Grimes County, Texas.

s.             Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Harrison County, Texas as document number 5012760 at Volume 3155, Page 121.

t.              First Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Harrison County, Texas.

4.01 - 2

u.             Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Johnson County, Texas as document number 027589 at Volume 3595, Page 0595.

v.             First Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Johnson County, Texas.

w.            Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of June 19, 2003, which has been filed for record in the Real Property Records of Lee County, Texas as document number 2053 at Volume 0920, Page 987.

x.             First Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 3, 2003, which has been filed for record in the Real Property Records of Lee County, Texas as document number 2703 at Volume 0924, Page 315.

y.             Second Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Lee County, Texas as document number 2005-02520 at Volume 967, page 1.

z.             Third Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Lee County, Texas.

aa.           Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 2, 2003, which has been filed for record in the Real Property Records of Panola County, Texas as document number 86101 at Volume 1189, Page 705.

ab.           First Amendment and Supplement to Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as July 27, 2005, which has been filed for record in the Real Property Records of Panola County, Texas as document number 103289 at Volume 1278, Page 762.

ac.           Second Amendment to Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Panola County, Texas.

ad.           Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Tarrant County, Texas as document number D205230176.

ae.           First Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Tarrant County, Texas.

af.            Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Parker County, Texas as document number 565589 at Volume2354, Page 705.

4.01 - 3

ag.           First Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Parker County, Texas.

ah.           Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Rusk County, Texas as document number 16003 at Volume 2573, Page 705.

ai.            First Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Rusk County, Texas.

aj.            Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of June 19, 2003, which has been filed for record in the Real Property Records of Washington County, Texas as document number 4387 at Volume 1081, Page 596.

ak.           First Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 3, 2003, which has been filed for record in the Real Property Records of Washington County, Texas as document number 5565 at Volume 1088, Page 533.

al.            Second Amendment and Supplement of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Washington County, Texas as document number 4956 at Volume 1171, Page 505.

am.          Third Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of even date herewith, to be recorded in the Real Property Records of Washington County, Texas.

an.           Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of July 2, 2003, which has been filed for record in the Real Property Records of Lincoln County, Oklahoma at Book 1563, Page 103.

ao.           First Amendment of Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of July 27, 2005, which has been filed for record in the Real Property Records of Lincoln County, Oklahoma as document number 077653500 at Book 1657, Page 246.

ap.           Second Amendment of Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of even date herewith, to be recorded in the Real Property Records of Lincoln County, Oklahoma.

aq.           Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of July 2, 2003, which has been filed for record in the Real Property Records of McIntosh County, Oklahoma as document number 132733 at Book 639, Page 04.

ar.            First Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the

4.01 - 4

Real Property Records of McIntosh County, Oklahoma as document number                at Book         , Page           .

as.           Second Amendment of Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of even date herewith, to be recorded in the Real Property Records of McIntosh County, Oklahoma.

at.            Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of July 2, 2003, which has been filed for record in the Real Property Records of Creek County, Oklahoma as document number 03-11184 at Book 508, Page 1547.

au.           First Amendment of Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of July 27, 2005, which has been filed for record in the Real Property Records of Creek County, Oklahoma as document number 05-12083 at Book 575, Page 1921.

av.           Second Amendment of Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of even date herewith, to be recorded in the Real Property Records of Creek County, Oklahoma.

2.             The following Security Agreements to be executed as of the Closing in favor of Administrative Agent for the benefit of the Banks:

a.             Security Agreement by Borrower pledging the Intercompany Note.

b.             Security Agreement by Parent pledging all of its ownership interest in SEGP and SELP.

c.             Security Agreement by SEGP pledging all of its partnership interest in SOP.

d.             Security Agreement by SELP pledging all of its partnership interest in SOP.

e.                                       Security Agreement by SOP pledging all of its equity interest in SEM and all of its partnership interest in Borrower.

f.              Security Agreement by SEM pledging all of its partnership interest in Borrower.

3.             The following UCC-1 and UCC-3 Financing Statements previously filed or to be filed in connection with this Agreement:

a.             UCC-1 Financing Statement for Borrower relating to the Mortgages filed with the Secretary of State of Texas as file number 03-0032309494.

b.             UCC-3 Financing Statement for Borrower changing Debtors name filed with the Secretary of State of Texas as file number 03-00369634.

c.             UCC-3  Financing Statement for Borrower relating to the amendments to Mortgages filed with the Secretary of State of Texas as file number 05-00241552.

d.             UCC-3 Financing Statement for Borrower relating to 2.a. above.

4.01 - 5

e.             UCC-1 Financing Statement for Parent relating to 2.b. above.

f.              UCC-1 Financing Statement for SEGP relating to 2.c. above.

g.             UCC-1 Financing Statement for SELP relating to 2.d. above.

h.                                      UCC-1 Financing Statement for SOP relating to 2.e. above.

i.              UCC-1 Financing Statement for SEM relating to 2.f. above.

4.01 - 6

SCHEDULE 6.05

LITIGATION

None

6.05 - 1

SCHEDULE 6.14

MATERIAL ADVERSE EFFECT

None

6.14 - 1

SCHEDULE 8.05

ADDITIONAL PERMITTED INDEBTEDNESS

None

8.05 - 1

EXHIBIT “A”

FORM OF NOTE

PROMISSORY NOTE

September , 2005	$

FOR VALUE RECEIVED, the undersigned, STROUD ENERGY, LTD., a Texas limited partnership (“Maker”), promises to pay to the order of                                                          (herein called “Payee”, which term shall herein in every instance refer to any owner or holder of this Note) the sum of                        DOLLARS ($                        ), or so much thereof as may be advanced to Maker by Payee from time to time, together with interest on the principal hereof outstanding until maturity, said principal and interest being payable in lawful money of the United States of America as more particularly provided in that certain Credit Agreement dated as of even date herewith between Maker, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) for the financial institutions from time to time party thereto (the “Banks”) and the Banks, as such may be amended or restated from time to time (the “Credit Agreement”). As provided in the Credit Agreement, this Note is a revolving line of credit note and prior to the Termination Date, Maker may borrow, repay and reborrow under this Note subject to the terms and limitations set forth in the Credit Agreement.

Maker may prepay this Note in whole or in part as provided in the Credit Agreement without being required to pay any penalty or premium for such privilege. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied in Payee’s discretion to the principal or interest of this Note or to expenses provided for herein, or any combination of the foregoing.

Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after maturity, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee’s remedies against Maker or any other party liable therefor or against any security for this Note.

If any sum payable under this Note or under the Credit Agreement is not paid when due (whether the same becomes due by acceleration or otherwise) and this Note is placed in the hands of an attorney for collection or enforcement of this Note or the Credit Agreement, or if this Note is collected through any legal proceedings, including, but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys’ fees and all reasonable expenses of collection and costs of court.

Regardless of any provision contained in this Note or any other Loan Document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Highest Lawful Rate (hereafter defined), and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid

A - 1

principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary pre-payments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Highest Lawful Rate, if any, then Payee or any holder hereof shall refund to Maker the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by Payee or any holder hereof under this Note at the time in question. Texas Finance Code, Chapter 346, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under this Note or the other Loan Documents or maintained in connection therewith.

Maker warrants that this Note is executed solely for business or commercial purposes, other than agricultural purposes and warrants that it is specifically exempted under Section 226.3(a) of Regulation Z issued by the Board of Governors of the Federal Reserve System and under Title I (Truth-in-Lending Act) and Title V (General Provisions) of the Consumer Credit Protection Act, and that no disclosures are required to be given under such regulations and federal laws in connection with the above transaction.

Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds of such instrument are unconditionally received by Payee.

Except to the extent required by federal law, this Note shall be governed by and construed under the laws of the State of Texas.

This Note is in renewal, extension and modification but not discharge or novation of that certain Promissory Note dated July 27, 2005, in the original principal amount of $                     from Maker and others and payable to the order of Payee

This Note is issued pursuant to the Credit Agreement and is entitiled to the benefits of the Credit Agreement as more fully set forth therein. This Note is secured as provided in the Credit Agreement.

STROUD ENERGY, LTD., a Texas limited partnership

By:	Stroud Energy Management GP, LLC, a Texas limited liability company, its general partner

By:
Name:
Title:
- MAKER –

A - 2

EXHIBIT “B”

FORM OF NOTICE OF BORROWING

Date: , 200

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the Banks (as herein defined) from time to time party to the Credit Agreement dated as of September 23, 2005 as the same may be amended, modified or restated from time to time, the “Credit Agreement”)

Gentlemen:

STROUD ENERGY, LTD., a Texas limited partnership (“Borrower”) hereby refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to Section 2.02 of the Credit Agreement, of the Borrowing(s) specified below:

1.	Current Borrowing Base Amount	$

2.	Requested Loan or Letter of Credit Amount:	$

3.	Loan advance or Letter of Credit issuance date:

4.	Requested Loan Type and applicable Dollar amount:

Rate Selection

	(a) Base Rate Loan for	$

(b) LIBOR Loan with Interest Period of.

	(i) one month for	$
	(ii) two months for	$
	(iii) three months for	$
	(iv) six months for	$

The Loan(s) herein requested are to be received in immediately available funds on                                        200       in the following account:

Bank Name:

ABA Number:

Account Title:

Account Number:

5.	Requested Letter of Credit:

	(a)	Amount of Letter of Credit	$

	(b)	Beneficiary	$

	(c)	Issuer’s Letter of credit Application complete	Yes / No

B - 1

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan(s)/Letters of Credit, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof and the date of the proposed Borrowing except to the extent such representation or warranty was made with respect to a certain date or period;

(b)           no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing(s); and

(c)            the Pricing Grid Certificate attached hereto is true and correct.

Borrower agrees that if prior to the time of the making of the Loans or the issuance of the Letter of Credit requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify Administrative Agent.

Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

STROUD ENERGY, LTD., a Texas limited partnership

By:	Stroud Energy Management GP, LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

B - 2

EXHIBIT “C”

FORM OF NOTICE OF CONVERSION/CONTINUATION

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the Banks (as herein defined) from time to time party to the Credit Agreement dated as of September 23, 2005 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”)

Gentlemen:

STROUD ENERGY, LTD., a Texas limited partnership (“Borrower”) hereby refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to Section 2.02 of the Credit Agreement, of the conversion or continuation of the Loan specified below:

1.	Loan to be converted or continued:

	(1)		Amount: $

	(2)		Loan Date: 200

	(3)	Existing Loan Type:	Check applicable blank

(a) Base Rate

(b) LIBOR with an Interest Period of:

(i) one month
(ii) two months
(iii) three months
(iv) six months

	(4)		Date Loan matures: , 200

2.	Proposed conversion or continuation date: , 200
(the “Continuation/Conversion Date”).

3.	Loan described in (1) above is to be converted or continued as follows:

	(1)		Amount: $

	(2)		Loan Date: 200

	(3)		Requested Loan Type and applicable Dollar amount:

(a) Base Rate for $

C - 1

(b)	LIBOR with an Interest Period of:

	(i)	one month
	(ii)	two months
	(iii)	three months
	(iv)	six months

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Conversion/Continuation Date, before and after giving effect to the Conversion/Continuation Date of the Loans as herein specified:

(a)           the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof and the Continuation/Conversion Date (except such representations and warranties which expressly refer to an earlier date, which are true and correct in all material respects as of such earlier date); and

(b)           no Default or Event of Default has occurred and is continuing, or would result from such Conversion/Continuation; and

(c)            the Pricing Grid Certificate attached hereto is true and correct.

Borrower agrees that if prior to the time of the conversion or continuation of the Loan requested hereby any matter certified to by it will not be true and correct at such time as if then made, it will immediately so notify Administrative Agent.

Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

STROUD ENERGY, LTD., a Texas limited partnership

By:	Stroud Energy Management GP, LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

C - 2

EXHIBIT “D”

FORM OF LETTER IN LIEU

Attn: Division Order Department

Re:          Letter in Lieu of Transfer Order

Gentlemen:

Stroud Energy, Ltd. (“Stroud”), as Mortgagor, has executed the mortgages and financing statements described on Exhibit A attached hereto (collectively, the “Mortgage”) for the benefit of Wells Fargo Bank, National Association, as Administrative Agent for the benefit of the banks (“Administrative Agent”) granting a mortgage on and pledging those certain properties (the “Pledged Properties”) described in the Mortgage to secure certain obligations also described in the Mortgage. Enclosed is a copy of the Mortgage covering the Pledged Properties.

Exhibit B attached hereto lists the properties which are subject to the Mortgage for which you are accounting to Stroud and the decimal interest in production heretofore paid to Stroud with respect to its interest in each given property.

Pursuant to the assignment of production provision in the Mortgage, Stroud transferred and assigned all of its interests in the Pledged Properties to Administrative Agent for the ratable benefit of the banks. Therefore, Stroud hereby authorizes and instructs you that all future payments attributable to the Pledged Properties, which would otherwise be paid to Stroud, should be made to:

if by wire transfer:

Wells Fargo Bank, National Association
For the Account of Stroud Energy, Ltd.

Account No.

if by check, check made payable to:

until notified in writing by Administrative Agent to discontinue such payments. Also, Stroud hereby requests that you change your records to reflect that Administrative Agent is entitled to the proceeds of production attributable to the Pledged Properties for the ratable benefit of the banks.

In consideration of your acceptance of this Letter-in-Lieu of Transfer Order, Administrative Agent and Stroud agree as follows:

1.             Stroud has heretofore executed Transfer or Division Orders to you covering each of the properties referred to in Exhibit B attached to this letter. This letter is being executed by the undersigned in lieu of execution of separate Transfer or Division Orders. With respect to proceeds from the sale of oil, gas and other hydrocarbons as to which you account hereunder, Administrative Agent agrees that it will be bound by the terms, conditions, warranties and covenants of all such Transfer or Division Orders heretofore executed by Stroud now in force, with the same effect as though it had executed the originals thereof; provided, however, the aggregate liability of Administrative Agent with respect to any warranty, representation, covenant or indemnification contained therein or in this letter shall be limited to an amount equal to the amounts disbursed by you to Administrative Agent hereunder.

2.             Stroud hereby agrees that you are relieved of any responsibility in connection with the application of the proceeds paid by you to Administrative Agent as hereinabove specified and payment made by you to Administrative Agent shall be binding and conclusive as between you and Stroud.

In the absence of a question about the enclosed schedule, you are respectfully requested to make disbursement to Administrative Agent as instructed herein and NOT TO SUSPEND OR DELAY any payments by virtue of the assignment of production from Stroud to Administrative Agent. Should you require additional documentation prior to implementing the manner of disbursement requested herein, notwithstanding the warranties and indemnifications contained hereinabove, please suspend disbursements to Stroud, pending execution of such additional documentation as you may reasonably require.

In order that we may have a record evidencing your acceptance of this Letter-in-Lieu of Transfer Order, we request that you execute one copy of this letter in the space provided below and return the same to Administrative Agent in the enclosed self-addressed envelope.

Very truly yours,

STROUD ENERGY, LTD., a Texas limited partnership

By:	Stroud Energy Management GP, LLC,
a Texas limited liability company, its general partner

By:
Name:
Title:

Wells Fargo Bank, National Association,
As Administrative Agent

By:
Printed Name:
Title:

ACCEPTED this day of , 20 .

By:
Printed Name:
Title:

EXHIBIT A

[MORTGAGE, DEED OF TRUST, ASSIGNMENT OF PRODUCTION, SECURITY
AGREEMENT AND FINANCING STATEMENT]

1

EXHIBIT B

[PROPERTY LIST]

1

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

This Certificate is delivered pursuant to Section 7.02(b) of that certain Credit Agreement dated as of                                   , 2005 (as same may be amended, modified, renewed or restated from time to time the “Credit Agreement”), between STROUD ENERGY, LTD., a Texas limited partnership, (the “Borrower”), the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent for the Banks (the “Administrative Agent”), and the financial institutions from time to time party thereto (the “Banks”), which Credit Agreement is in full force and effect on the date hereof. Terms that are defined in the Credit Agreement are used herein with the meanings given them in the Credit Agreement. Together herewith, Borrower is furnishing to Administrative Agent Borrower’s financial statements (the “Financial Statements”) as at                     ,              (the “Reporting Date”).

Parent hereby represents, warrants, and acknowledges to Administrative Agent and each of the Banks that the officer of Borrower signing this instrument is the duly elected, qualified and acting officer as indicated below such officer’s signature.

1.             Financial Statements. Parent and Borrower hereby further represent, warrant and acknowledge to the Administrative Agent and each of the Banks that:

(a) attached hereto as Schedule A are the calculations showing Parent’s compliance as of the Reporting Date with the requirements of Sections 8.10 through 8.12 of the Credit Agreement [and/or the Parent’s non-compliance as of such date with the requirements of Sections 8.10 through 8.12 of the Credit Agreement]; and

(b) on the Reporting Date, Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 7.03 of the Credit Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this Certificate [except for Default(s) under Section(s) of the Credit Agreement, which [is/are] more fully described on a schedule attached hereto].

2.             Environmental Compliance. Borrower hereby further represents, warrants and acknowledges to Administrative Agent and each of the Banks that:

(a) for the Fiscal Year ending immediately prior to the date hereof, Borrower has complied and continues to comply with Section 7.10 of the Credit Agreement; and

(b) to the knowledge of the undersigned, the Borrower is, on the date hereof, in substantial compliance with all applicable Environmental Laws, noncompliance with which could result in a Material Adverse Effect.

Each officer of Parent and Borrower signing this instrument hereby certifies that he or she has reviewed the Loan Documents and the Financial Statements and has otherwise consulted with the financial and operating officers of Parent as is in his or her opinion necessary to enable him or her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Parent and Borrower, and, to the best of their knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

E - 1

IN WITNESS WHEREOF, this instrument is executed as of                                       , 200  .

STROUD ENERGY, LTD., a Texas limited partnership

By:	Stroud Energy Management GP, LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

STROUD ENERGY, INC., a Delaware corporation

By:
Name:
Title:

E - 2

SCHEDULE A

Financial Covenant Calculations
as of

1.             Minimum Tangible Net Worth (Section 8.10 of the Credit Agreement)

a. Actual:	(i)	Shareholder’s Equity	$
	(ii)	less: Intangible Assets	$(	)
	(iii)	Tangible Net Worth
		(1.a(i) – 1.a(ii))	$

b. Required:	(i)	75% Tangible Net Worth on 9/30/05	$
	(ii)	plus 75% Consolidated Net Income
		since 9/30/05	$
	(iii)	plus 100% capital contributions or
		equity raised since 9/30/05	$
	(iv)	Required Net Worth
		(1.b(i) + 1.b(ii) +1.b(iii))	$

2.             Current Ratio (Section 8.11 of the Credit Agreement)

a. Actual:	(i)	Current Assets
	(ii)	Current Liabilities
	(iii)	((i)/(ii))	:1.00

b. Required:			1.00:1.00

3.             Minimum Interest Coverage Ratio (Section 8.12 of the Credit Agreement)

a. Actual:	(i)	EBITDA	$
	(ii)	Interest Expense
	(iii)	((i)/(ii))	:1.00

b. Required:			3.00:1.00

Certificate Prepared by:
Name:
Title:

A - 1

SCHEDULE B

FINANCIAL STATEMENTS

B - 1

EXHIBIT “F”

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated as of                                               , 200    , is made between                                                                            (the “Assignor”) and (the “Assignee”).

R E C I T A L S

WHEREAS, Assignor is party to that certain Credit Agreement, dated as of September 23, 2005 (as the same may be amended, modified or restated from time to time, the “Credit Agreement”), among STROUD ENERGY, LTD., a Texas limited partnership (“Borrower”), the guarantors party thereto, the several financial institutions from time to time party thereto (the “Banks”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the Banks from time to time party to the Credit Agreement, (terms defined in the Credit Agreement are used herein with the same meaning);

WHEREAS, as provided in the Credit Agreement, the Banks have committed to extend credit to Borrower in an aggregate amount not to exceed                        DOLLARS ($                ); and

WHEREAS, Assignor wishes to assign to Assignee part of the rights and obligations of Assignor under the Credit Agreement in respect of its Commitment, together with a corresponding portion of each of its outstanding Loans in a total amount equal to                                            Dollars (U.S. $                       ) (the “Assigned Amount”) on the terms listed on Annex I hereto and subject to the conditions set forth herein and in the Credit Agreement, and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.             Assignment and Assumption.

(a)           Before giving effect to this Agreement, Assignor’s (a) Commitment is $                              , (b) aggregate principal amount of its outstanding Loans is $                                  , (c) aggregate principal amount of its outstanding L/C Obligations is $                                   and (d) Pro Rata Share is             %.  With effect on and after the Effective Date (as defined in Section 4 hereof), Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, the Assigned Amount, which shall be equal to              percent (     %) (the “Assignee’s Percentage Share”) of all of Assignor’s rights and obligations under the Credit Agreement, including, without limitation, Assignee’s Percentage Share of Assignor’s (i) Commitment, and (ii) outstanding Loans.  After giving effect to this Agreement on the Effective Date, the Commitment, outstanding Loans and Pro Rata Share of Assignor and Assignee, respectively, are set forth as follows:

	Outstanding Loans	Pro Rata Share		Commitment
Assignor	$		%	$
Assignee	$		%	$

The assignment set forth in this Section 1(a) shall be without recourse to, or representation or warranty (except as expressly provided in this Agreement) by, Assignor.

(b)           With effect on and after the Effective Date, Assignee shall be a party to the Credit Agreement, shall become a “Bank” for all purposes as therein defined and contemplated, and shall succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement with a Commitment in the amount and with the Pro Rata Share set forth above for Assignee.  Assignee agrees that it is bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto, and that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.  It is the intent of the parties hereto that (i) the Commitment of Assignor shall, as of the Effective Date, be reduced by Assignee’s Percentage Share and (ii) Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by Assignee.

2.             Payments.

(a)           As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to                                   Dollars ($          ), representing Assignee’s Percentage Share of the principal amount of all Loans previously made, and currently owned, by Assignor under the Credit Agreement and outstanding on the Effective Date.

(b)           Assignee further agrees to pay to Administrative Agent a processing or transfer fee in the amount of $                  .

(c)           To the extent payment to be made by Assignee pursuant to Section 2(a) hereof is not made when due, Assignor shall be entitled to recover such amount together with interest thereon at the Federal Funds Rate per annum accruing from the date such amounts were due.

3.             Reallocation of Payments.  Any interest, commissions, fees and other payments accrued to but excluding the Effective Date with respect to Assignor’s Commitment Percentage of the Loans shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of Assignee.  Each of Assignor and Assignee agree that it will hold in trust for the other party any interest, commissions, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.  Assignor’s and Assignee’s obligations to make the payments referred to in this Section 3 are non-assignable.

4.             Effective Date; Notices; Notes.

(a)           The effective date for this Agreement shall be                                                 (the “Effective Date”); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(iv)          this Agreement shall be executed and delivered by Assignor and Assignee;

(ii)           the consent of Borrower and Administrative Agent shall have been duly obtained in the form set forth on Annex II hereof, and shall be in full force and effect as of the Effective Date;

(iii)          Assignee shall pay to Assignor all amounts due to Assignor under this Agreement; and

(iv)          the processing or transfer fee referred to in Section 2(b) shall have been paid to Administrative Agent.

(b)           Promptly following the execution of this Agreement, Assignor shall deliver to Administrative Agent for acceptance by Administrative Agent, the notices, agreements or other documents as may be required under the Credit Agreement.

(c)           Promptly following payment by Assignee of the consideration as provided in Section 2 hereof, Assignor shall deliver its promissory note(s) to Administrative Agent and shall request that new notes be issued to Assignor and Assignee dated the Effective Date to properly reflect the respective amounts of the Loans held by each party.

[5.            Administrative Agent [INCLUDE ONLY IF ASSIGNOR IS ADMINISTRATIVE AGENT].

(a)           Assignee hereby appoints and authorizes Assignor to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Administrative Agent by the Banks pursuant to the terms of the Credit Agreement.

(b)           Assignee shall assume no duties or obligations held by Assignor in its capacity as Administrative Agent under the Credit Agreement.]

6.             Representations and Warranties.

(a)           Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien, security interest or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement, and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; and (iv) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of Assignor, enforceable against Assignor in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)           Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrower or any guarantor or the performance or observance by Borrower or any guarantor of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

(c)           Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Agreement and any other documents required or permitted to be executed or delivered by it in connection with this Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Agreement; and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligations of Assignee, enforceable against Assignee in accordance with the terms hereof, except subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; (iv) it is eligible under the Credit Agreement to be an assignee in accordance with the terms hereof; and (v) that it has received a copy of the Credit Agreement and the exhibits and schedules thereto, and has received (or waived the requirement that it receive) copies of each of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans thereunder.

7.             Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, the delivery of any notices or other documents or instruments to Borrower, Administrative Agent or any guarantor which may be required in connection with the assignment and assumption contemplated hereby.

8.             Indemnity.  Assignee agrees to indemnify and hold harmless Assignor against any and all losses, costs, expenses (including, without limitation, reasonable attorneys’ fees and the allocated costs and expenses for in-house counsel) and liabilities incurred by Assignor in connection with or arising in any manner from the non-performance by Assignee of any obligation assumed by Assignee under this Agreement.

9.             Miscellaneous.

(a)           Any amendment or waiver of any provision of this Agreement shall be in writing signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach hereof.

(b)           All payments made hereunder shall be made without any set-off or counterclaim.

(c)           All communications among the parties or notices in connection herewith shall be in writing and mailed, hand-delivered or transmitted by facsimile as follows:  (i) if to Assignor or Assignee, at their respective addresses or facsimile numbers set forth on the signature pages hereof and (ii) if to Borrower, Administrative Agent or any guarantor, at their respective addresses or facsimile numbers set forth in the Credit Agreement or to such other address or facsimile number as shall be designated in a written notice given in accordance with the Credit Agreement.  All such communications and notices shall be effective upon receipt.  Assignee specifies as Lending Office(s) the office(s) set forth beneath its name on the signature pages hereof.

(d)           Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

(e)           The representations and warranties made herein shall survive the consummation of the transactions contemplated hereby.

(f)            Subject to the terms of the Credit Agreement, this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns; provided, however, that no party shall assign its rights hereunder without the prior written consent of the other party, Administrative Agent and Borrower and any purported assignment, absent such consents, shall be void.  The preceding sentence shall not limit or enhance the right of Assignee to assign or participate all or part of Assignee’s Percentage Share and the Assigned Amount and any outstanding Loans attributable thereto in accordance with the Credit Agreement.

(g)           This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(h)           This Agreement shall be governed by and construed in accordance with the law of the State of Texas (without regard to principles of conflicts of law).  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any Texas state or federal court sitting in the Southern District of Texas over any suit, action or proceeding arising out of or relating to this Agreement or the Credit Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas state or federal court.  Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(i)            This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto, and together with the Credit Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings related to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Agreement and the Credit Agreement, the terms, conditions and provisions of the Credit Agreement shall prevail.

(j)            In the event of any inconsistency between the provisions of this Agreement and Annex I hereto, this Agreement shall control.  Headings are for reference only and are to be ignored in interpreting this Agreement.

(k)           The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

By:
Name:
Title:

Address for Notices:

Facsimile No.:

- ASSIGNOR —

By:
Name:
Title:

Address for Notices:

Facsimile No.:

Lending Office:

Facsimile No.:

- ASSIGNEE -

ANNEX I

TO

ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.             Company:

2.             Date of Credit Agreement:                        , 2005

3.             Assignor:

4.             Assignee:

5.             Date of Assignment Agreement:

6.             Effective Date:

7.             Fees paid by Assignee to Assignor:

8.             Interest paid by Assignee to Assignor:

(i)            Base Rate Loan

(ii)           LIBOR Rate Loan

9.             Payment Instructions:

Assignor:

Assignee:

10.           Assignee’s Notice

Instructions:

11.           Other Information:

1

ANNEX II

TO

FORM OF NOTICE OF ASSIGNMENT AND ACCEPTANCE

             , 2003

Wells Fargo Bank, National Association

Administrative Agent

Attn:

1445 Ross Avenue, Suite 2360

MAC T5303-233

Dallas, Texas 75202

Gentlemen:

We refer to the Credit Agreement dated as of September 23, 2005, (the “Credit Agreement”) among STROUD ENERGY, LTD., a Texas limited partnership (“Borrower”), the guarantors party thereto, the several financial institutions from time to time party thereto (the “Banks”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the Banks from time to time party to the Credit Agreement.  Terms defined in the Credit Agreement are used herein as therein defined.

1.             We hereby give you notice of, and request the consent of Borrower and Administrative Agent to, the assignment by                        (the “Assignor”) to                                                (the “Assignee”) of       % of the right, title and interest of Assignor in and to the Credit Agreement (including without limitation the right, title and interest of Assignor in and to the Commitment of Assignor and all outstanding Loans made by Assignor).  Before giving effect to such assignment Assignor’s (a) Commitment is $                    , (b) Pro Rata Share is                   % and (c) aggregate principal amount of its outstanding Loans is $          .  After giving effect to such assignment, Assignor’s and Assignee’s respective Loans, Commitment and Pro Rata Share are as follows:

	Outstanding Loans	Pro Rata Share		Commitment
Assignor	$		%	$
Assignee	$		%	$

2.             Assignee agrees that upon receiving the consent of Borrower and Administrative Agent to such assignment and from and after the effective date of the Assignment, Assignee will be bound by the terms of the Credit Agreement, with respect to the interest in the Credit Agreement

F - 1

assigned to it as specified above, as fully and to the same extent as if Assignee were the Bank originally holding such interest in the Credit Agreement.

3.             The following administrative details apply to Assignee:

(A)          Lending Office:

Assignee:

Address:

Attention:

Telephone:           (   )

Facsimile:            (   )

(B)           Notice Address:

Assignee:

Address:

Attention:

Telephone:           (   )

Facsimile:            (   )

(C)           Payment Instructions:

Account No.:

At:

Reference:

Attention:

4.             Without limiting the generality of Paragraph 2 hereinabove, the tax forms to be delivered by Assignee pursuant to Section 3.01 of the Credit Agreement, if any, will be promptly provided in compliance therewith.

F - 2

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[Name of Assignor]

By:
Name:
Title:

F - 3

[Name of Assignee]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, hereby grants its consent
to the foregoing assignment:

By:
Name:
Title:

F - 4

EXHIBIT G

PRICING GRID CERTIFICATE

The undersigned authorized officer of Stroud Energy Management GP, LLC, as general partner of Stroud Energy, Ltd. (“Borrower”), delivers this Certificate pursuant to that certain Credit Agreement dated as of September 23, 2005 (as same may be amended, modified, renewed or restated from time to time, the “Credit Agreement”), between Borrower, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent for the Banks (the “Administrative Agent”), and the financial institutions from time to time party thereto (the “Banks”).

Outstanding Amounts

1.	Base Rate Loans	$

LIBOR Loans:

2.	Tranche 1	$
3.	Tranche 2	$
4.	L/C Obligations	$
5.	Effective Amount (Sum of Lines 1 through 4)	$
6.	Current Borrowing Base	$
7.	Percentage Effective Amount/Current Borrowing Base		%
(Line 5/Line 6)

Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

EXECUTED AND DELIVERED as of this      day of                           , 200  .

STROUD ENERGY MANAGEMENT GP, LLC, a Texas limited liability company

By:
Name:
Title:

G - 1